Exhibit 10.1

Privileged Attorney-Client

Communication

INFORMATION TECHNOLOGY SERVICES

AGREEMENT

between

ADVANCED MEDICAL OPTICS, INC.

and

INTERNATIONAL BUSINESS MACHINES CORPORATION

*CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

i

8.05	Root-Cause Analysis and Escalation.	23
8.06	Measurement and Monitoring Tools.	23
8.07	Service Level Credits.	24

Article IX CUSTOMER SATISFACTION		24
9.01	Not used.	24
9.02	Cost Savings.	24

Article X SERVICE LOCATIONS		24
10.01	Service Locations.	24
10.02	Safety and Security Procedures.	24
10.03	Systems and Data Security.	25
10.04	Security Relating to IBM Staff.	26
10.05	Security Relating to Others.	27
10.06	Security Audits.	27

Article XI HUMAN RESOURCES		27
11.01	Human Resources; Non-Solicitation.	27

Article XII PROJECT STAFF		28
12.01	IBM Project Executive.	28
12.02	IBM Key Employees.	28
12.03	Project Staff.	29
12.04	Subcontractors.	29
12.05	Conduct of IBM Personnel.	30
12.06	Non-Competition.	31

Article XIII OPERATING PROCEDURES		31
13.01	Process Interface Manual.	31
13.02	Change Control Procedures.	32

Article XIV SOFTWARE AND PROPRIETARY RIGHTS		33
14.01	AMO Software.	33
14.02	IBM Software.	33
14.03	IBM Tools.	33
14.04	Developed Software.	34
14.05	Work Product.	35
14.06	Changes and Upgrades to Software.	36
14.07	Acceptance.	36

Article XV DATA		37
15.01	Ownership of AMO Data.	37
15.02	Correction of Errors.	37
15.03	Return of AMO Data.	37

Article XVI CONSENTS		37
16.01	Consents.	37

Article XVII CONTINUED PROVISION OF SERVICES		38
17.01	Force Majeure.	38
17.02	Alternate Source.	38
17.03	No Payment for Unperformed Services.	39
17.04	Performed Services in Arrears.	39

Article XVIII PAYMENTS TO IBM		39
18.01	Charges.	39
18.02	Charges All Inclusive.	39
18.03	Adjustments to Charges.	39
18.04	Rights of Set-Off.	39
18.05	Proration.	40
18.06	Refundable Items.	40
18.07	Unused Credits.	40
18.08		40
18.09	Taxes.	40

Article XIX PAYMENT SCHEDULE AND INVOICES		41
19.01	Charges.	41
19.02	Payment of Invoices.	41
19.03	Disputed Charges/Credits	42

Article XX CONFLICTS OF INTEREST; AUDITS		43
20.01	Conflicts of Interest.	43
20.02	Record Retention.	43
20.03	Services.	43
20.04	Charges.	44
20.05	Conduct of Audits.	44

Article XXI CONFIDENTIALITY		45
21.01	General Obligations.	45
21.02	Attorney-Client Privilege.	46
21.03	Unauthorized Acts.	47

Article XXII REPRESENTATIONS AND WARRANTIES		47
22.01	By AMO.	47
22.02	By IBM.	48
22.03	Disclaimer.	49

Article XXIII ADDITIONAL COVENANTS		49
23.01	By AMO.	49
23.02	By IBM.	50

Article XXIV DISPUTE RESOLUTION		51
24.01	Steering Committee Resolution of Disputes.	51
24.02	Executive Level Resolution.	51
24.03	Mediation of Disputes.	51

24.04	Exceptions	52
24.05	Continuity of Services.	52

Article XXV TERMINATION		52
25.01	Termination by AMO	52
25.02	Termination by IBM	53
25.03	Termination for Insolvency.	54
25.04	Termination Charges / Wind-Down Costs	54

Article XXVI TERMINATION ASSISTANCE		55
26.01	Termination Assistance Services.	55
26.02	Exit Rights.	55

Article XXVII INDEMNITIES		57
27.01	Indemnity by AMO.	57
27.02	Indemnity by IBM.	58
27.03	Obligation to Replace.	59
27.04	Indemnification Procedures.	59

Article XXVIII DAMAGES		60
28.01	Direct Damages.	60
28.02	Consequential Damages.	60
28.03	Limitation on Liability.	60

Article XXIX INSURANCE		60
29.01	Insurance.	60
29.02	Risk of Loss.	61

Article XXX MISCELLANEOUS PROVISIONS		62
30.01	Assignment.	62
30.02	Nonperformance	62
30.03	Notices.	63
30.04	Counterparts.	64
30.05	Consents, Approvals and Requests.	64
30.06	Severability.	64
30.07	Waivers.	64
30.08	Publicity.	64
30.09	Entire Agreement.	64
30.10	Amendments.	65
30.11	Survival.	65
30.12	Third Party Beneficiaries.	65
30.13	Governing Law.	65
30.14	Sole and Exclusive Venue.	66
30.15	Covenant of Further Assurances.	66
30.16	Negotiated Terms.	66
30.17	Export.	66
30.18	Federal Regulations; California Regulations.	66

SCHEDULES

Schedule A	Statement of Work
Schedule B	Service Levels
Schedule C	Charges
Schedule D	Transition
Schedule E	Machines
Schedule F	Software
Schedule G	IBM Key Employees
Schedule H	Pre-Approved Subcontractors

v

INFORMATION

TECHNOLOGY SERVICES AGREEMENT

This Information Technology Services Agreement (the “Agreement”) dated as of June 26, 2007, is by and between ADVANCED MEDICAL OPTICS, INC. a Delaware corporation, having an office address at 1700 East Saint Andrew Place, Santa Ana, CA 92705 (“AMO”) and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation having an office address at 294 Route 100, Somers, NY 10589 (“IBM”).

RECITALS:

IBM desires to provide to AMO, and AMO desires to obtain from IBM, services relating to information technology as described in this Agreement, on the terms and conditions set forth in this Agreement; and

AMO and IBM are desirous of forming a relationship to be governed by this Agreement with respect to the provision by IBM to AMO, and certain other designated entities, of services relating to information technology as described in this Agreement.

In consideration of the agreements set forth below, AMO and IBM agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.01 Definitions.

The following defined terms used in this Agreement shall have the meanings specified below:

“Additional Designated IBM Service Location(s)” means any location other than a Designated IBM Service Location or an AMO Service Location from which IBM provides the Covered Services.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“AMO” means Advanced Medical Optics, Inc.

“AMO Agents” means the subcontractors of AMO, other than IBM and IBM Staff.

“AMO Competitor or AMO Competitors” means the following entities and any of their successors and Affiliates as communicated in writing by AMO to IBM from time to time: ***. AMO may update the foregoing list up to four (4) times each Contract Year with entities that have a material presence in development, manufacturing, and marketing of medical devices for the eye and contact lens care products.

“AMO Controlled Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, domestic or foreign, including subsidiaries, of, or in, which AMO directly or indirectly owns a *** percent or more equity or other interest therein including functional entities and units thereof.

“AMO Data” means all data and information (where such information is stored or transmitted electronically) submitted to IBM or IBM Staff by the AMO Entities or agents of the AMO Entities in connection with this Agreement or residing on the IBM Provided Systems in connection with this Agreement, including with respect to such data, data and information owned by the AMO Entities (where such information is stored or transmitted electronically) relating to the AMO Entities’ customers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information.

“AMO Entities” means, collectively, (1) AMO, (2) all AMO Controlled Affiliates, and (3) such other entities or units of AMO or Business Third Parties as may be specified by AMO to receive the Covered Services pursuant to this Agreement.

“AMO Equipment” means all Equipment that is owned or leased by an AMO Entity and that is at any IBM Designated Service Location, any Additional IBM Designated Service Location or any other facility of IBM or any IBM Staff in connection with this Agreement.

“AMO Manager” shall have the meaning set forth in Section 6.01.

“AMO Proprietary Software” means the Software and Related Documentation owned, acquired or developed by any of the AMO Entities and used to provide the Covered Services, as set forth in Schedule F (Software) and that is mutually agreed to in writing by the parties from time to time to be used to provide the Covered Services.

“AMO Service Location(s)” means any one of the AMO service locations set forth in the SOW.

“AMO Software” means the AMO Proprietary Software and the AMO Third Party Software.

“AMO Third Party Software” means the Software and Related Documentation that is licensed or leased by any of the AMO Entities from a third party and used to provide the Covered Services, as set forth in Schedule F (Software) and that is mutually agreed to in writing by the parties from time to time to be used to provide the Covered Services.

“AMO’s Regulatory Requirements” means the laws, rules and regulations on an international, Federal, state and local level to which the AMO Entities are required to submit or voluntarily submit from time to time by reason of the nature of their business.

“Annual Services Charge” or “ASC” means, for the Designated Services, the recurring fixed charge to AMO , which is associated with the Service Levels, the IBM responsibilities, and the quantity of Resource Units set forth in the Baselines established as of the Effective Date, as the same is further described and specified in Schedule C (Charges).

“Authorized Users” means users of the Services, as specified by AMO, within and outside the AMO Entities including their employees, consultants, business units, suppliers, customers, partners, contractors, and joint ventures.

“Baseline” means the quantity of Resource Units included in the Annual Services Charges, as set forth in Schedule C (Charges).

“Business Third Parties” means any Person with whom AMO or any AMO Controlled Affiliate conducts business or who assists AMO and/or any AMO Controlled Affiliate in the conduct of their business.

“Change(s)” means any change, action, or decision of IBM with respect to the provision of the Covered Services or to the Software or Equipment used to provide the Covered Services, the Services, or to the Service Levels, and which requires the AMO Entities to change the way they conduct their operation or their Application Software, increases charges or costs to AMO, or adversely affects the regulatory compliance of AMO.

“Change Control Procedures” means the written description of the change control procedures applicable to any Changes under this Agreement.

“Change in Control” means, respectively, the (1) consolidation or merger of IBM or or AMO, with or into any entity, (2) sale, transfer or other disposition of all or substantially all of the assets of IBM (provided that it shall not be deemed a change of control if such sale, transfer or other disposition is to a wholly owned subsidiary of IBM), or (3) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of *** or more of the outstanding voting securities or partnership interests of IBM or AMO.

“Change Order” shall have the meaning set forth in Section 13.02(1).

“Change Schedule” shall have the meaning set forth in Section 13.02(1).

“Charges” means the Transition Charge, Annual Services Charges and any other amounts payable by AMO to IBM pursuant to this Agreement or any part thereof.

“Claim” means any written demand or claim, or any civil, criminal, administrative or investigative action or proceeding.

“Confidential Information” of AMO or IBM means all information and documentation of AMO and IBM, respectively, whether disclosed to or accessed by AMO or IBM in connection with this Agreement (1) with respect to AMO, including, all AMO Data and all information of AMO or their customers, suppliers, contractors and other third parties doing business with AMO, and any other information of AMO or their customers, suppliers, contractors and all other third parties doing business with AMO that is not permitted to be disclosed to third parties under local laws or regulations; and (2) with respect to AMO and IBM, the terms of this Agreement including any subsequent pricing and statements of work hereunder; and (3) with respect to IBM, any information developed without reference to AMO or without reference to or use of AMO’s information; and (4) with respect to IBM, any materials, software or solutions developed for AMO or any of the AMO Entities (excluding (a) all reports required hereunder, all Work Product and all Developed Software, and (b) all information listed in item (1) that is incorporated or contained in such materials, software or solutions) provided that if disclosed in tangible form such items are clearly marked as confidential or proprietary or, if orally disclosed, IBM confirms the confidential nature of such information within thirty (30) days of such disclosure.

“Consents” means all licenses, consents, authorizations and approvals that are necessary to allow (1) IBM and IBM Staff to use (a) AMO Entities’ owned and leased assets, (b) the services provided for the benefit of the AMO Entities under the AMO Entities’ third party services contracts, (c) the AMO Software, (d) any IBM Software and Tools and (e) any assets owned or leased by IBM, (2) IBM to manage and administer the AMO Third Party Software pursuant to Section 14.01, and (3) IBM and IBM Staff to (a) use any third party services retained by IBM to provide the Covered Services and (b) assign to the AMO Entities the Developed Software and the Work Product.

“Contract Managers” means the AMO Manager and the IBM Project Executive, collectively.

“Contract Year” means each twelve (12) month period commencing on the Transition Date and thereafter upon the completion of the immediately preceding Contract Year.

“Covered Services” means the Services, the Termination Assistance Services, or both.

“Data and Systems Safeguards” shall have the meaning set forth in Section 10.03(1).

“Default Cure Period” shall have the meaning set forth in Section 25.01(4).

“Default Notice” means a notice of default provided by a Party to the other Party, which shall include a reasonably detailed description of the nature of the default.

“Designated IBM Service Location(s)” means any IBM service location expressly set forth in the SOW.

“Designated Service Levels” means the service levels and standards for the performance of the Designated Services set forth in Schedule B (Service Levels).

“Designated Services” shall have the meaning set forth in Section 3.01.

“Developed Software” means any Software, modifications or enhancements to Software and Related Documentation developed pursuant to a project or the Change Control Procedures under this Agreement, or at the written request of and developed specifically for any of the AMO Entities under this Agreement, by or on behalf of (1) IBM, (2) IBM Staff, (3) IBM and the AMO Entities or AMO Agents jointly, (4) IBM Staff and the AMO Entities or AMO Agents jointly or (5) IBM, IBM Staff, the AMO Entities and AMO Agents jointly. Developed Software shall be further classified as either “Developed AMO Software” or “Developed IBM Software”, as such terms are defined in Section 14.04 (Developed Software). “Disclosing Party” shall have the meaning set forth in Section 21.01.

“Dispute” shall have the meaning set forth in Section 24.01.

“Disputed Charges Cap” shall have the meaning set forth in Section 19.03(2).

“DRP” means the disaster recovery plan as described in Part 4 (Disaster Recovery Services) of Schedule A (Statement of Work).

“Effective Date” shall have the meaning set forth in Section 2.01.

“End Date” means the later of (1) the expiration or termination of this Agreement or (2) the last day of the Termination Assistance Period.

“Equipment” means (i) computers and related equipment or hardware, including central processing units, servers and other processors, controllers, personal computers, notebook computers, printers, engineering work stations, routers, modems, related interconnectivity and communications equipment, telecommunications equipment (voice, data and video), telephone handsets, PBX switchboards, panels, cables, storage devices, printers, terminals, LAN switches, SAN equipment, storage subsystems, tape and other backup and/or archive equipment, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data and (ii) any associated peripherals and connecting equipment, either owned or leased, used in connection with the items described in clause (i) above.

“Extraordinary Event” shall have the meaning set forth in Section 3.07(2).

“Force Majeure Event” shall have the meaning set forth in Section 17.01.

“Governmental Approval” means any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by applicable law, rule or regulation, including AMO’s Regulatory Requirements, for the initiation or consummation of the transactions contemplated by this Agreement.

“IBM Equipment” means the Equipment leased or owned by IBM and IBM Staff that are used by IBM and IBM Staff to provide the Covered Services.

“IBM Governmental Approval” means any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by any law, rule or regulation relating to IBM’s business or the provision of the Covered Services. For the avoidance of doubt, “IBM Governmental Approval” shall not include any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by any law, rule or regulation specifically relating to AMO’s receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

“IBM Key Employees” means the IBM Project Executive and such other individuals specified in Schedule G (IBM Key Employees), collectively.

“IBM Project Executive” shall have the meaning set forth in Section 12.01.

“IBM Proprietary Software” means all the Software and Related Documentation owned or developed by or on behalf of IBM identified in the SOW as to be used in connection with the Covered Services and any additional Software and Related Documentation owned or developed by or on behalf of IBM that the Parties may mutually agree from time to time be used in connection with the Covered Services; and does not include any Developed AMO Software.

“IBM Provided Systems” means all computer equipment and software of IBM and IBM’s licensors, suppliers and subcontractors used in connection with any of the Covered Services (all of the foregoing including source and object code, operating systems, databases, BIOS and other chips, microcode, firmware, applications programs, utilities, files, archives, tools, screen designs, report forms, compilers, personal computers, LANS, WANs, intranets and internets).

“IBM Software” means the IBM Proprietary Software and the IBM Third Party Software, collectively.

“IBM Staff” means both (i) the employees of IBM and (ii) the subcontractors of IBM and their employees.

“IBM Third Party Software” means all the Software and Related Documentation licensed or leased by IBM from a third party that is used in connection with (1) the Covered Services or (2) any IBM Proprietary Software.

“Improved Technology” means any information technology developments, including new developments or enhancements in methodologies, processes, Software, Equipment, telecommunications services or other information technology and services, that could reasonably be expected to have an impact on AMO’s or any of the AMO Controlled Affiliates’ businesses, to the extent known and made available within IBM or by IBM.

“Indemnified Component” shall have the meaning set forth in Section 27.03.

“Indemnified Party” shall have the meaning set forth in Section 27.04.

“Indemnifying Party” shall have the meaning set forth in Section 27.04.

“Industry Specific Data Security Laws” shall have the meaning set forth in Section 10.03(1).

“Information Security Controls (ISeC) Document” or “ISeC Document” means the document, developed by IBM with AMO’s assistance, that describes the security policies and technical controls that IBM will implement, as requested by AMO, on IBM-managed systems, servers, and networks, as further described in Part 3 (Enterprise Security Management Services) of Schedule A (Statement of Work).

“Initial Agreement Expiration Date” shall have the meaning set forth in Section 2.01.

“Initial Term” shall have the meaning set forth in Section 2.01.

“Interest” means interest at a rate of *** more than the prime rate as established by a source selected by AMO and reasonably approved by IBM, but in no event to exceed the highest lawful rate of interest.

“Issue Date” shall have the meaning set forth in Section 24.01.

“Judgments” means any judgment, writ, order, injunction, award or decree of or by any court, justice or magistrate, including any bankruptcy court or judge.

“Losses” means and includes any and all losses, assessments, fines, penalties, liabilities, deficiencies, interest, payments, costs and expenses (including costs of settlement, and reasonable and actual attorneys’ fees, accounting fees, and expert costs and fees) incurred or accrued in connection with Claims that are the subject of indemnification under this Agreement, paid to third parties, and finally awarded by a court or included as part of a settlement approved by the Indemnifying Party.

“Modified Services” means any changes to the Designated Services requested by AMO that do not materially alter the scope of the Designated Services or do not otherwise increase the cost of the Designated Services to IBM or adversely and materially affect IBM’s ability to meet the Service Levels.

“Out-of-Scope Service(s)” means any service that is outside the scope of the Designated Services.

“Out-of-Scope Service Level(s)” means any service level and standard of performance as may be established by IBM and AMO in connection with an Out-of-Scope Service, as described in Section 8.02.

“Parties” means AMO and IBM, collectively.

“Party” means either AMO or IBM, as applicable.

“Payable Date” shall have the meaning set forth in Section 19.02(1).

“Person” means any (i) human being or (ii) general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Pre-Approved Subcontractors” shall have the meaning set forth in Section 12.04(3).

“Privileged Work Product” shall have the meaning set forth in Section 21.02.

“Process Interface Manual” shall have the meaning set forth in Section 13.01.

“Project Staff” means the employees of IBM and IBM Staff who provide the Covered Services.

“Recipient” shall have the meaning set forth in Section 21.01.

“Related Documentation” means, with respect to Software and Tools, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software or Tools, as applicable.

“Resource Unit” or “RU” means a unit of resource for which IBM and AMO have established a Baseline, as set forth in Schedule C (Charges).

“Retained Costs” shall have the meaning set forth in Section 18.02.

“Service Level Termination Event” shall have the meaning set forth in Schedule B (Service Levels).

“Service Level Credits” means the performance credits set forth in Schedule B (Service Levels).

“Service Levels” means the Designated Service Levels and the Out-of-Scope Service Levels, collectively.

“Service Location(s)” means any AMO Service Location, Designated IBM Service Location or Additional Designated IBM Service Location, as applicable.

“Services” means the Designated Services and those Out-of-Scope Services actually provided by IBM and/or IBM Staff, collectively.

“Services Tower” means a grouping of related Services, as set forth in Part 2 (Services Towers) of Schedule A (Statement of Work).

“Software” means the source code and object code version of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

“SOW” means the description of the Designated Services as set forth in Schedule A (Statement of Work).

“Steering Committee” shall have the meaning set forth in Section 3.06.

“Subcontractors” means any Person providing a portion of the Covered Services for or on the behalf of IBM with respect to IBM’s performance of the Covered Services under this Agreement.

“System Software” means those programs, including documentation and materials, that perform tasks basic to the functioning of the Equipment and that are required to operate AMO

Software, IBM Software, and Developed Software. It also includes software utilities and tools that are used to manage, measure, monitor, and provide alerts regarding Equipment or network performance, utilization, or capacity.

“Systems” means the Software and the Equipment, collectively, used to provide the Covered Services.

“Term” means the Initial Term and any renewal or extension of the Initial Term pursuant to Section 2.02.

“Termination Assistance Period” means a period of time designated by AMO, commencing on the date a determination is made that there will be an expiration or termination of this Agreement and continuing for up to *** after the expiration or termination of this Agreement, during which IBM shall provide the Termination Assistance Services in accordance with Article 26.

“Termination Assistance Services” means the following services: (1) the Services, to the extent AMO requests such Services or any part of the Services during the Termination Assistance Period, (2) IBM’s cooperation with AMO or another service provider designated by AMO in the transfer of the Services to AMO or such other service provider in order to facilitate the transfer of the Services to AMO or such other service provider and (3) any Out-of-Scope Services reasonably requested by AMO in order to facilitate the transfer of the Services to AMO or another service provider designated by AMO.

“Tools” means any tools, know-how, methodologies, processes, technologies or algorithms and Related Documentation used by IBM to develop Software, test Software, engineer business processes or perform any other function in providing the Covered Services.

“Transition Acceptance Criteria” means the mutually agreed written requirements IBM is required to meet to satisfy its obligations for the Transition Deliverables or Transition Milestones as set forth in the Transition Plan.

“Transition Charge” means the non-recurring Charge(s) applicable to the Transition Services as set forth in Schedule C (Charges).

“Transition Date” means the date IBM has performed all functions and services necessary to accomplish the transition of AMO’s Designated Services to IBM and to enable AMO to commence its testing of the Transition Services, as such date is set forth in Section 4.01.

“Transition Deliverable” means the completion of a task or activity or the delivery of a report, statement or other work product (whether in written, electronic or other form) described in the Transition Plan, and pursuant to which: (i) a Transition Services Credit may be payable in accordance with Section 6 of Schedule D (Transition); or (ii) AMO may terminate the Agreement or any affected Services Tower in the event that IBM fails to meet the Transition Acceptance Criteria by the corresponding Completion Date associated with such Transition Deliverable and as further described in Section 7 of Schedule D (Transition).

“Transition Milestone” means those Transition Services milestones identified in Section 8 of Schedule D, (Transition), and, pursuant to which: (i) a Transition Services Credit may be payable in accordance with Section 6 of Schedule D (Transition); or (ii) AMO may terminate the Agreement or any affected Services Tower in the event that IBM fails to meet the Transition Acceptance Criteria by the corresponding Completion Date associated with such Transition Milestone and as further described in Section 8 of Schedule D (Transition).

“Transition Phase” means the period of time commencing on the Effective Date and ending on the Transition Date, during which IBM provides the Transition Services to AMO.

“Transition Plan” means the transition plan as set forth in Schedule D (Transition).

“Transition Schedule” means the schedule for the transition of services and functions to IBM from AMO, as set forth in the Transition Plan.

“Transition Services” shall have the meaning set forth in Section 4.01.

“Transition Services Credits” means the performance credits set forth in Schedule D (Transition).

“Use” means the right to load, execute, store, transmit, display, perform, copy, maintain, modify, enhance, create derivative works, make and have made.

“Wind Down Costs” means expenses that are incurred by IBM as a result of a termination of this Agreement with respect to Software, IBM Equipment, personnel and third party contracts including: (i) with respect to IBM Third Party Software, (a) non-cancelable license fees, (b) license termination fees, (c) other non-cancelable charges, and (d) the unamortized amount of any one time license charges prorated over a period starting from the date the cost was incurred through the End Date (as of the date the cost was incurred) not assigned or redeployed by IBM; (ii) non-cancelable lease payments, lease termination fees, or other non-cancelable charges for IBM-leased Equipment that are dedicated to the provision of the Covered Services; (iii) the fair market value of any dedicated IBM-owned IBM Equipment that are not redeployed or sold; (iv) salaries and associated employee benefit and relocation costs for the IBM personnel dedicated to the provision of the Covered Services as of the time of termination of this Agreement for up to sixty (60) days pending the redeployment or separation of such personnel; (v) severance payments due and payable to IBM personnel dedicated to the provision of the Covered Services under the applicable written IBM severance plans; (vi) unrecovered start-up and Transition expenses; and (vii) termination charges, minimum charges or other non-cancelable charges, or charges similar to the other Wind Down Costs described in this definition, for the third party contracts described above. In those circumstances in which IBM is entitled to recover Wind Down Costs under this Agreement, IBM shall submit an estimate of the anticipated Wind Down Costs, together with ways in which such expenses may be mitigated or reduced, within thirty (30) days after the event triggering such Wind Down Costs. Wind Down Costs to be recovered by IBM shall be reduced to the extent AMO or its designees assume financial obligations that IBM would otherwise have incurred as a result of such termination. Further, for the avoidance of doubt following a Force Majeure Event, Wind Down Costs will not include any amounts related to Equipment and Software that are rendered unusable as a result of such Force Majeure Event.

“Work Product” shall have the meaning set forth in Section 14.05.

1.02 References.

In this Agreement, the Exhibits and the Schedules to this Agreement:

(1)	shall be incorporated into and deemed part of this Agreement and all references to this Agreement shall include Exhibits and the Schedules to this Agreement;

(2)	references to any law, legislative act, rule or regulation means references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law legislative act, rule or regulation; and

(3)	references to and mentions of the word “including” or the phrase “e.g.” means “including, without limitation.”

1.03 Headings.

The Article and Section headings, Table of Contents and Tables of Exhibits and Schedules are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

1.04 Interpretation of Documents.

In the event of a conflict between this Agreement and the terms of any of the Schedules or Exhibits, the terms of this Agreement shall prevail.

ARTICLE II

TERM

2.01 Initial Term.

The initial term of this Agreement shall begin on July 1, 2007 (the “Effective Date”) and continue until 12:00 A.M. (Pacific Time) on November 30, 2012 (the “Initial Agreement Expiration Date”), or such earlier date upon which this Agreement may be terminated in accordance with its terms (the “Initial Term”). The Initial Term includes the Transition Phase, as such is set forth in Article IV. Unless this Agreement is renewed in accordance with Section 2.02, this Agreement shall terminate at the end of the Initial Agreement Expiration Date or at the end of the then-current Renewal Term, as may be applicable.

2.02 Renewal and Extension of Agreement

AMO may in its sole discretion, renew this Agreement for up to one (1) year (“Renewal Term”) by giving IBM not less than one hundred twenty (120) days notice in writing prior to the expiration of the Initial Term.

ARTICLE III

DESIGNATED SERVICES

3.01 Generally.

Beginning as of the Effective Date and continuing throughout the Term, IBM shall be responsible for providing to the AMO Entities, as directed by AMO:

(1)	the services described in the SOW;

(2)	those services otherwise identified in this Agreement as being the responsibility of IBM (including the Transition Services, but excluding the Termination Assistance Services);

(3)	any services, functions or responsibilities not specifically described in this Agreement, but which are an inherent and customary part of, and are required for, the proper performance and delivery of the services described in (1) and (2) above.

((1) through (3) together with any Modified Services thereto are collectively referred to herein as the “Designated Services”).

3.02 Provision of Technology and Improved Practices.

(1) In providing the Covered Services to the AMO Entities, IBM may (a) implement technology changes and introduce proven methodologies in connection with the provision of the Covered Services, to improve the quality and cost effectiveness of the Covered Services; provided, however, that prior to IBM implementing any change that: (i) may have an adverse effect on the Covered Services, or any AMO Entity’s ability to access, receive or use the Covered Services, (ii) adversely affects the manner in which the Covered Services are performed (iii) increase the Charges incurred by an AMO Entity to access, receive, or use the Covered Services, (iv) involves a change in the Designated IBM Service Location(s), or (v) would result in the installation of any Software on the AMO Equipment; IBM shall do so only upon AMO’s approval, subject to the Change Control Procedures and at no additional cost except as expressly agreed by AMO, (b) provide to AMO for AMO’s evaluation in connection with the Covered Services, where possible at no additional cost, the Improved Technology the parties agree to evaluate, and (c) meet with AMO at least once during every ninety (90) day period during the Term in accordance with the procedures agreed upon by the AMO Manager and the IBM Project Executive to advise AMO of its activities in conformance with this Section, to discuss the Improved Technology and to inform AMO of any new information technology IBM is developing or information technology trends and directions of which IBM is otherwise aware that could reasonably be expected to have an impact on AMO’s or any of its AMO Controlled Affiliates’ businesses. If AMO elects to incorporate any Improved Technology into the Covered Services hereunder, any such Improved Technology shall be provided to AMO hereunder, subject to the Change Control Procedures set forth in Section 13.02.

(2) IBM shall, during the Term, (a) identify ways and means to continuously improve the Service Levels, (b) apply, subject to the Change Control Procedures ***, improvements, techniques and tools (collectively, called “Improved Practices”) to improve the Service Levels and to benefit AMO either operationally or financially, (c) timely advise AMO of such Improved Practices, and (d) include such Improved Practices in the reports provided to AMO pursuant to Section 8.04.

3.03 Licenses and Permits.

(1)	IBM shall obtain and maintain all IBM Governmental Approvals.

(2)	IBM shall be excused from its failure to perform an obligation under this Agreement if and to the extent its performance of such obligation is prevented as a direct result of AMO’s failure to obtain and maintain all Governmental Approvals specifically relating to the AMO Entities’ receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

3.04 Changes in Law and Regulations.

(1)	In performing the Covered Services, IBM shall comply with all laws, regulations and other governmental regulatory requirements applicable to IBM’s business or its provision of the Covered Services, provided that for the Industry Specific Data Security Laws IBM is only responsible for complying with the information and instructions provided by AMO in accordance with Section 10.03(1). In the event of any changes in law, legislative enactments and regulatory requirements, including AMO’s Regulatory Requirements, that may relate to the AMO Entities’ use of the Covered Services or IBM’s delivery of the Covered Services, IBM and AMO shall work together to identify the impact of such changes on how the AMO Entities use, and IBM delivers, the Covered Services. IBM shall be responsible for any fines and penalties arising from any noncompliance with any law, legislative enactment or regulatory requirement applicable to IBM’s business or its provision of the Covered Services, except to the extent such noncompliance was caused by any AMO Entity and provided that, if any such violation relates to a change to any AMO Regulatory Requirement, AMO has informed IBM of such changed requirements, processes for implementation to accommodate such changes, and if additional resources are required for implementation of such accommodations as determined by the Steering Committee in good faith, AMO will pay IBM the reasonable amounts for such resources as determined by the Steering Committee in good faith.

(2)	IBM shall, to the extent practicable using commercially reasonable efforts, perform the Covered Services regardless of changes in law, legislative enactments or regulatory requirements, including AMO’s Regulatory Requirements (provided, however, that AMO shall have informed IBM from time to time in writing of the: (i) then-current AMO Regulatory Requirements and (ii) with respect to the Industry Specific Data Security Laws, the associated safeguard requirements provided by AMO in accordance with Section 10.03(1)). If such changes prevent IBM from performing a substantial part of its obligations under this Agreement, IBM may develop and, upon AMO’s approval, implement a suitable workaround until such time as IBM can perform its obligations under this Agreement without such workaround; provided, however, that if such workaround results in a material increase in the applicable Charges to AMO under this Agreement, then AMO shall have the right to terminate this Agreement with respect to the affected portions of the Covered Services (including all other Covered Services within the same general category, type or tower of services) without regard to Section 25.01; provided, however, that AMO *** to IBM. Upon the implementation of such workaround, the Parties shall negotiate and implement an equitable adjustment to the applicable Charges.

3.05 Technical Architecture and Product Standards.

Subject to the Change Control Procedures, IBM shall comply with AMO’s information management technical architecture and product standards as may be in effect from time to time during the Term and communicated to IBM by AMO in writing.

3.06 Steering Committee.

(1)	AMO and IBM will work together with the goal of establishing a mutually satisfying relationship in which IBM will supply high quality Services to AMO that consistently meet or exceed the Service Levels. The Parties will create a Steering Committee consisting of the AMO Manager and IBM Project Executive and such additional participants as they shall agree. The Steering Committee shall make all decisions unanimously. The Steering Committee will meet periodically as mutually agreed for purposes of carrying out the activities under the Agreement. The Steering Committee will discuss coordination of IBM’s work under this Agreement; provided that, AMO has the right to set priorities in scheduling such work if such priorities do not adversely affect IBM’s ability to meet the Service Levels.

(2)	At least once every Contract Year, or on request by AMO after at least thirty (30) days’ notice, IBM shall meet with AMO in order to (1) explain how the Systems work and should be operated, (2) explain how the Covered Services are provided and (3) provide such training and documentation as AMO may require to understand and operate the Systems and understand and provide the Covered Services after the expiration or termination of this Agreement.

3.07 Insourcing / Changes in AMO’s Business.

(1) Insourcing

Upon at least ninety (90) days’ notice to IBM from AMO, AMO or the AMO Entities may insource or obtain from a third party any portion of the Designated Services, provided that AMO or the AMO Entities may only insource or obtain from third parties in the aggregate a maximum of *** of the Designated Services, with the determination of the actual percentage of the Designated Services insourced to be determined in good faith by the Steering Committee. Notwithstanding the foregoing, AMO or the AMO Entities may, upon at least thirty (30) days’ notice to IBM from AMO but without any such cap, insource or obtain from a third party all, or any portion, of those portions of the Covered Services not including the Designated Services. In the event AMO or an AMO Entity contracts with a third party to perform any of the Covered Services, IBM shall cooperate in good faith with AMO or the AMO Entity and any such third party, to the extent reasonably required by AMO or the AMO Entity. Any insourcing of the Covered Services arising out of this Section may result in an appropriate reduction in the Charges as shall be determined in good faith by the Steering Committee, with such determination taking into account any applicable Wind Down Costs; provided, however, any changes to the Charges that result from AMO insourcing or obtaining from a third party any portion of the Designated Services will not reduce the Annual Services Charge during any year remaining in the Term by more than thirty percent (30%) of the original Annual Services Charge for each such year.

IBM will be excused from the performance of the particular insourced portion of the Covered Services, including applicable Service Levels to the extent that such Service Levels apply solely to the insourced portion of the Covered Services. For Service Levels that apply to more than just the insourced portion of the Covered Services and that are materially and adversely affected by such insourcing, the Steering Committee shall determine in good faith any required stabilization period or modification to such Service Level. AMO will reimburse IBM for any mutually agreed, documented added costs or expenses that are (i) incurred by IBM in the performance of its remaining portion of the Covered Services and (ii) directly related to or resulting from the performance of the insourced portion of the Covered Services by such third party.

(2) Changes in AMO’s Business

If AMO experiences a significant change in the scope or nature of its business which increase or decrease utilization by the AMO Entities of any resources associated with a Baseline set forth in Schedule C (Charges) by more than ten percent (10%), and such change(s) are expected to continue for six (6) or more months, such event shall be deemed an “Extraordinary Event”. Examples of the kinds of events that might cause an Extraordinary Event include (i) changes in the AMO’s products or markets; (ii) changes in AMO’s market priorities, and (iii) mergers, acquisitions, or divestitures involving AMO Entities.

If an Extraordinary Event occurs, AMO may elect to have the affected Charges and Baselines equitably adjusted, subject to the limitations described below. Such equitable adjustments will be determined in good faith by the Steering Committee, based on IBM’s net costs (including appropriate indirect and overhead costs) and related profit that either (i) can be eliminated by IBM in the event of an reduction or (ii) will be unavoidably incurred by IBM in the event of an increase. IBM and AMO entered into this Agreement based upon the original Annual Services Charges, ARCs, RRCs, and Baselines and terms of the Agreement set forth as of the Effective Date. To the extent any changes to the Charges or Baselines would result from reductions to the AMO Entities’ utilization of any billable resources (as measured by the Baselines), such changes to the affected Charges and Baselines as a result of an Extraordinary Event will not:

(a)	reduce a Baseline during any year remaining in the Term by more than fifty percent (50%) of the applicable original Baseline for each such year; or

(b)	reduce the Annual Services Charge during any year remaining in the Term by more than fifty percent (50%) of the original Annual Services Charge for each such year.

Previously paid Charges and previously issued credits will not be affected by a change resulting from an Extraordinary Event. Upon the Parties’ agreement to the adjustments resulting from an Extraordinary Event, IBM and AMO will amend this Agreement to reflect such adjustments. No adjustments will be effective until IBM’s and AMO’s execution of such amendment.

3.08 Disaster Recovery Plan.

IBM shall develop and deliver to AMO on or prior to the Transition Date, at no additional cost, and cause to be maintained throughout the Term, a DRP acceptable to AMO and conforming with AMO’s Regulatory Requirements to the extent that AMO has advised IBM of such requirements in writing, which DRP shall pertain to the Covered Services as specified by AMO. The specifications for the DRP are as set forth in Part 4 (Disaster Recovery Services) of Schedule A (Statement of Work).

3.09 Acquisition Services.

At AMO’s written request, IBM shall, in accordance with the written instructions of AMO, arrange the purchase by, and delivery to, AMO of hardware, software, and/or other Equipment as agreed upon by the Parties. Upon receipt of such requests and agreement on the items to be purchased, IBM shall acquire such items for AMO using commercially reasonable efforts to obtain the largest possible discounts and incentives, including the use of IBM’s or its Affiliates’ volume purchase or value added reseller agreements, if any and to the extent permissible under those agreements. Upon the written request of AMO, IBM shall provide a written quote to AMO that details the current estimated price (including its then existing applicable discounts and incentives) that IBM believes it can obtain for those items identified in such request. AMO will pay to IBM from which the products are sourced (“Supplier”) the direct cost of such items and the shipping and handling costs as may be applicable, which costs shall incorporate the benefit of any rebates, discounts, or incentives of any kind received by IBM or its Affiliates (“Direct Cost”). AMO will pay to Supplier a markup from such Direct Cost as agreed to in writing by the Parties, and the corresponding amounts received by IBM from Supplier in connection with AMO’s payments to the Supplier hereunder shall be IBM’s sole compensation for its services under this Section. AMO will purchase directly from the Suppliers and acquire a license or title directly from such Supplier, and IBM shall not under any circumstances obtain title or possession of any of the products purchased under this Section, unless otherwise set forth in a separate written agreement between the parties.

ARTICLE IV

TRANSITION

4.01 Transition Services.

(a)	IBM shall perform the functions and services set forth in the Transition Plan necessary to accomplish the transition of AMO’s Designated Services to IBM (the “Transition Services”) on or before November 30, 2007, (the “Transition Date”). The Transition Services shall be performed in accordance with the Transition Plan set forth in Schedule D (Transition) and using IBM’s commercially reasonable best efforts to minimize disruption to the AMO Entities’ businesses. IBM shall designate an individual for each of the AMO facilities and functions being transitioned, as applicable, in accordance with this Agreement who shall be responsible for managing and implementing the Transition Services with respect to such functions or services. Until the completion of the applicable Transition Services, each such individual shall review with the AMO Manager the status of the Transition Services for which that individual is responsible as often as may be reasonably requested by the AMO Manager.

(b)	The Transition Services will be completed in phases in accordance with the specific milestones set forth in the Transition Plan, and AMO shall have the right to test and reject such portions of the Services in accordance with the acceptance/rejection periods of subsection (c) below. IBM shall cooperate and lend all reasonable assistance to AMO in its testing.

(c)

IBM will notify AMO when the Transition Acceptance Criteria for a Transition Deliverable or Transition Milestone has been met, and AMO shall have the opportunity, as set forth in the Transition Plan, to evaluate or test any Transition Deliverable or Transition Milestone set forth in Schedule D (Transition). If during the established period for testing of Transition Deliverable or the applicable Services, AMO believes the Transition Deliverable or the applicable Services fail to conform to the Transition Acceptance Criteria, AMO shall notify IBM of such failures in writing, describing in reasonable detail as to the reasons for such belief and the revisions AMO requests to be made, and IBM shall consider AMO’s request for such revisions and, as soon as reasonably feasible, but in no event more than ten (10) business days after receipt of such notice, complete such revisions as agreed to by IBM, and redeliver the Transition Deliverable or modify the applicable Services, and the Transition Deliverable or Transition Milestone will be deemed to be met, subject to the Dispute Resolution Process. Any extensions to the Transition Schedule due to the Services’ failure to conform to the Transition Acceptance Criteria shall be in accordance with Section 4.02(2) and the commencement date for Charges shall be deferred in accordance with the provisions of Section 4.03. In connection with its testing of Services under Section 4.01, AMO shall not (a) unreasonably withhold its acceptance of transitioned Services or (b) specify unreasonable defects or non-conformities.

4.02 Extensions to the Transition Schedule.

(1)	To the extent the Transition Schedule is delayed at the request of AMO or as a result of actions or omissions of AMO, AMO Agents or AMO Entities or as a result of AMO’s Regulatory Requirements, then (a) IBM shall extend the Transition Schedule for a period of time equal to the duration of such delay, (b) the Initial Agreement Expiration Date shall be modified by adding an equivalent number of days to such Initial Agreement Expiration Date according to the number of days the Transition Schedule is so extended, and (c) IBM shall invoice and AMO shall pay to IBM, both pursuant to Article 19, *** IBM incurs with so extending the Transition Schedule.

(2)	Upon notice from AMO to IBM that AMO desires to extend the Transition Schedule as a result of delays caused by IBM or IBM Staff or upon any failure of the Services to conform to their applicable specifications as set forth in Section 4.01(c), (a) IBM shall extend the Transition Schedule for the period of time so requested by AMO, and (b) in case the extension of the Transition Schedule results in failure of IBM to meet a Transition Milestone, Charges shall be determined as provided in Section 4.03.

(3)	In the event AMO and IBM mutually agree to extend the Transition Schedule as a result of delays on the part of both Parties, the Steering Committee shall determine an appropriate sharing of costs, if any, that each Party incurs as a result of the extension and the partial or total deferral of Charges in case Transition Milestones are not met as a result of the extension.

(4)	In the event either Party incurs costs in connection with the extension of the Transition Schedule for which the other Party will be responsible pursuant to this Section, the Party incurring the costs shall be obligated to use all commercially reasonable efforts to minimize such costs.

4.03 Transition Milestones.

If IBM fails to achieve any Transition Milestones by the completion dates therefor set forth in Schedule D (Transition), and the Transition Schedule has been extended for all or part of the Services in accordance with Section 4.02(2), all *** for the period during which the Transition Schedule has been so extended.

ARTICLE V

CHANGES TO IBM SERVICES

5.01 Changes to Services.

AMO may from time to time during the Term request IBM to perform Modified Services or to perform an Out-of-Scope Service. Upon receipt of such a request from AMO, IBM shall, as soon as reasonably possible, but in no event more than thirty (30) days from receipt of AMO’s request, provide AMO with (included within the Annual Services Charges at no additional cost to AMO):

(1)	a written description of the work IBM anticipates performing in connection with such Out-of-Scope Service or Modified Services;

(2)	a schedule for commencing and/or completing such Out-of-Scope Service or Modified Services;

(3)	IBM’s prospective Charges, including a detailed breakdown of any applicable Charges for an Out-of-Scope Service, or any changes to the applicable Charges that may result from Modified Services;

(4)	when appropriate, a description of any new or changed Software and/or Equipment to be provided in connection with such Out-of-Scope Service or Modified Services;

(5)	when appropriate, the Software and Equipment and run-time requirements necessary to develop and operate any new Software and/or Equipment in connection with any such Out-of-Scope Service or Modified Services;

(6)	a written description of the human resources necessary to develop and operate or provide the Out-of-Scope Service or Modified Services;

(7)	when appropriate, a list of any existing Software and/or Equipment included in or to be used in connection with such Out-of-Scope Service or Modified Services; and

(8)	when appropriate, acceptance test criteria and procedures for any new Software or any products, package or services to be used in performing the Out-of-Scope Service or Modified Services.

(9)	when appropriate, Out-of-Scope Service Levels as may be mutually agreed upon for any Out-of-Scope Service.

(10)	when appropriate, adjusted Service Levels as may be mutually agreed upon for any Modified Services.

If the Parties are unable to mutually agree upon whether any particular request is deemed an Out-of-Scope Service or Modified Services, such issue shall be resolved by the Steering Committee. If the Steering Committee is unable to agree, then the rest of the dispute resolution process set forth in Article 24 shall be followed. IBM shall not begin performing any Out-of-Scope Service or Modified Services until AMO has provided IBM with written authorization to perform the Out-of-Scope Services or Modified Services from the AMO Manager. All Out-of-Scope Services and Modified Services shall be made through the Change Control Procedures.

5.02 Third Party Services.

Notwithstanding any request made to IBM by AMO pursuant to Section 5.01, AMO shall have the right to contract with a third party to perform any Out-of-Scope Service, including systems operations and related services, to augment or supplement the Covered Services or to interface with the Software used to provide the Covered Services and the Equipment used to provide the Covered Services. Upon AMO’s request, IBM shall assist AMO in identifying qualified third party suppliers to provide Out-of-Scope Services. In the event AMO contracts with a third party to perform any Out-of-Scope Service, IBM shall reasonably cooperate in good faith with AMO and any such third party (provided that AMO will reimburse IBM for any mutually agreed, reasonable (as determined by the Steering Committee) documented added costs or expenses that are (i) incurred by IBM in the performance of the Covered Services and (ii) directly related to or resulting from the performance of the Out-of Scope Services by such third party), to the extent reasonably required by AMO, including by providing:

(1)	in writing, applicable requirements, standards and policies for the Designated Services, to the extent available, so that the enhancements or developments of such third party may be operated by IBM or any other third party and are compatible with the Systems, to the extent necessary to provide the Covered Services;

(2)	assistance and support services to such third party; and

(3)	access to the Software used to provide the Covered Services and the Equipment used to provide the Covered Services, to the extent permitted under any underlying agreements regarding such Software, and that such access is required for the Out-of-Scope Service and does not adversely affect IBM’s ability to perform its obligations pursuant to this Agreement.

5.03 Additional Business Units.

AMO reserves the right to add existing or new business units to this Agreement, provided however, that the Parties shall negotiate in good faith with regard to any additional mutually-agreeable Charges that may be due to IBM as a result of the inclusion of such additional business units. AMO shall share such information with IBM as may be necessary for AMO and IBM to jointly determine which resources will be required to meet AMO’s needs. AMO shall not be obligated to obtain the Covered Services from IBM with respect to any additional entity or business unit or pursuant to an acquisition.

ARTICLE VI

CUSTOMER RESPONSIBILITIES

6.01 AMO Manager.

Prior to the Effective Date, AMO shall appoint an individual (the “AMO Manager”) who shall serve as the primary AMO representative under this Agreement. The AMO Manager shall (1) have overall responsibility for managing and coordinating the performance of AMO’s obligations under this Agreement, and (2) be authorized to act for and on behalf of AMO with respect to all matters relating to this Agreement. Notwithstanding the foregoing, the AMO Manager may, upon notice to IBM, delegate such of his or her responsibilities to other AMO employees, as the AMO Manager deems appropriate.

6.02 Use of the AMO Facilities; Provision of Resources.

Matters relating to IBM’s use and AMO’s provision of the AMO facilities and resources are set forth in the SOW.

ARTICLE VII

AMO EQUIPMENT

7.01 AMO Equipment.

The AMO Entities and their lessors shall retain all rights, title and interest in and to all AMO Equipment, and, at all times, IBM’s possession of AMO Equipment shall be as a bailee under a bailment for hire. IBM shall, at its expense, protect and defend the applicable AMO Entity’s and lessor’s title and rights to the AMO Equipment in connection with IBM’s obligations under this Agreement (including, its obligations under this Article 7). IBM agrees to take (and require all IBM Staff to take) all acts reasonably required to ensure that the AMO Equipment shall (i) be clearly marked or tagged at all times as AMO’s property; (ii) be and remain personal property and not become a fixture to real property; (iii) be subject to inspection by AMO at any time with reasonable prior notice; (iv) be used solely as contemplated herein and as per AMO’s instructions; (v) not be opened or modified in any manner except as expressly set forth or contemplated in the SOW; (vi) not be rented, sold, leased or otherwise transferred (or used for the benefit of IBM or any third party); (vii) not be transferred from the applicable IBM Designated Service Location or Additional IBM Designated Service Location without AMO’s written consent; (viii) not be reverse assembled, reverse compiled or reverse engineered; (ix) be installed in a safe place and environment that meets the manufacturer’s operating specifications for the AMO Equipment; and (x) not be encumbered by a security interest of any creditor of IBM in any manner (by assignment for the benefit of creditors or filing of any UCC statement or otherwise) or subject to any lien or judgment. IBM shall return the AMO Equipment upon request by AMO and will bear all risk of loss or damage, other than for reasonable wear and tear, to the AMO Equipment until it is returned to the AMO selected carrier. AMO shall in its sole discretion determine the manner and procedure for the shipment of AMO Equipment to and from IBM and will pay all associated shipping costs. IBM waives any legal or equitable right it may have to withhold the AMO Equipment and, upon request by AMO, agrees to execute all documents or instruments evidencing the applicable AMO Entity’s and its lessor’s ownership of and/or rights to the AMO Equipment. IBM shall immediately notify AMO of any loss or damage to the AMO Equipment and shall repair or replace any damaged AMO Equipment to the extent caused by IBM less normal wear and tear. Notwithstanding the foregoing, AMO remains responsible for acquiring any maintenance agreements for the AMO Equipment necessary for IBM to meet IBM’s obligations under the Agreement, including Service Levels affected by the AMO Equipment. If AMO requests the return of a piece of AMO Equipment during performance of any of the Covered Services, IBM shall provide written notice to AMO within 5 days indicating which if any of the Covered Services it will not be able to perform. If following such notice, AMO elects to have such equipment returned, IBM shall be excused from its failure to perform such Covered Services; provided that the Steering Committee shall determine in good faith the appropriate reduction in the Charges.

ARTICLE VIII

SERVICE LEVELS

8.01 Designated Service Levels.

IBM shall perform the Designated Services in accordance with the Designated Service Levels as set forth in the SOW.

8.02 Out-of-Scope Service Levels.

IBM shall provide the Out-of-Scope Services at least at the Out-of-Scope Service Levels applicable to such Out-of-Scope Services, as such may be established pursuant to Section 5.01.

8.03 Adjustment of Service Levels.

Service Levels shall be subject to periodic review by the AMO Manager and IBM Project Executive with respect to the accomplishment of the following objectives: (i) to eliminate any Performance Credits deemed unnecessary by AMO, (ii) to reduce IBM costs deemed unnecessary by AMO in association with a corresponding reduction or deletion of a particular Service Level, and thereby achieve ongoing continuity and stabilization of the Charges, (iii) to determine that the Service Levels are reasonable and attainable and (iv) to achieve the ongoing superior quality of Covered Services provided to AMO. Accordingly, during the last calendar quarter of every Contract Year, the AMO Manager and IBM Project Executive (1) shall review the Service Levels for the twelve (12) month period prior to the end of the third calendar quarter of such Contract Year, (2) with respect to any Service Levels that require periodic adjustment pursuant to this Agreement or are no longer appropriate because of an increase, decrease or change in the Services, including changes resulting from actions taken by IBM to comply with Section 3.02, or actions of AMO, as shown in such review, shall adjust the Service Levels for the subsequent Contract Year to reflect any such increase, decrease or change in the Services as established by such review and (3) with respect to all other Service Levels, subject to such review, may adjust the Service Levels for the subsequent Contract Year to reflect any increases, decreases or changes in such Services shown in such review. In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, upon approval of the AMO Manager and IBM Project Executive, adjust any Service Level which such Party in good faith believes is inappropriate at the time in view of the then prevailing Service Level.

8.04 Reports.

IBM shall provide to AMO, in a mutually agreed form, the reports set forth in Schedule B (Service Levels) and the SOW in accordance with the report delivery schedule set forth therein. AMO may require IBM to modify the form or content or schedule for delivery of such reports, or add additional reports. If AMO requires IBM to add additional reports 90 days or more after the Transition Date and such additional reports require IBM to use additional resources to create such reports (as determined by the Steering Committee), then AMO shall pay IBM for the documented, reasonable costs that are incurred by IBM to create such additional reports.

8.05 Root-Cause Analysis and Escalation.

(a)	In the event that IBM fails to provide the Covered Services in accordance with an applicable Service Level, IBM shall, as soon as reasonably practicable or whenever requested by AMO, if later (1) perform a root-cause analysis to identify the cause of such failure, (2) promptly thereafter provide AMO with a report detailing the cause of, and procedure for correcting, such failure, (3) use commercially reasonable efforts to promptly implement such procedure and (4) provide AMO in a timely manner with reasonable assurances that such failure will not recur following the completion of the implementation of the procedure.

(b)	In the event of a recurring failure to comply with required Service Levels, IBM will commit to escalation procedures within IBM’s organization. Such escalation procedures will include the direct, on-site involvement of a senior manager of IBM, who is at least two (2) organizational levels above the IBM Project Executive, and to whom the IBM Project Executive ultimately reports. This senior manager will report directly to AMO on a weekly basis regarding the steps to correct the failure, and will meet bi-weekly with AMO until such time as the failure is corrected.

8.06 Measurement and Monitoring Tools.

On or prior to the Transition Date, IBM shall implement the measurement and monitoring tools and procedures described in the SOW required to measure and report, as contemplated by Section 8.04, IBM’s performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures shall (1) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (2) be subject to audit by AMO or its designee, in accordance with the provisions of Section 20.03 of this Agreement.

8.07 Service Level Credits.

In the event of a failure to provide the Services in accordance with the applicable Service Levels, IBM shall incur the Service Level Credits, as set forth in Schedule B (Service Levels).

ARTICLE IX

CUSTOMER SATISFACTION

9.01 Not used.

9.02 Cost Savings.

After the initial Contract Year, AMO may annually request IBM to reassess the costs of service delivery and ways to achieve corresponding reductions in AMO’s charges by modifying or reducing the nature or scope of the Covered Services, the applicable Service Levels, or other requirements under the Agreement or by other means. If requested by AMO, IBM will prepare a proposal regarding any such opportunities within a reasonable time period and with a reasonable level of detail. However, AMO will not be obligated to accept any such proposal, and IBM will not be obligated to implement any changes to the terms, conditions, or pricing, until the Agreement is appropriately amended in writing.

ARTICLE X

SERVICE LOCATIONS

10.01 Service Locations.

The Covered Services shall be provided (1) to the AMO Service Locations, (2) from the Designated IBM Service Locations and (3) from the Additional Designated IBM Service Locations; provided, however, that the provision of Covered Services from an Additional Designated IBM Service Location must be approved in writing by AMO in its reasonable discretion. Unless mutually agreed otherwise by the Parties, any documented, actual incremental expenses incurred by AMO as a result of a relocation to, or use of, an Additional Designated IBM Service Location shall at AMO’s election, be paid by IBM or reimbursed to AMO by IBM. IBM Staff located at an AMO Service Location shall not provide or market services to any AMO Competitors.

10.02 Safety and Security Procedures.

(1)

IBM shall maintain and enforce at the Service Locations safety and security procedures that are at least equal to the highest of the following: (1) with respect to the Designated IBM Service Locations only, the procedures of the applicable Designated IBM Service Location immediately prior to the Effective Date (provided that in no case shall such procedures be less than applicable and generally accepted industry standards for locations similar to such Designated IBM Service Locations), as reasonably amended by AMO pursuant to the Change Control Procedures from time to time during the Term; (2) with respect to AMO

Service Locations only, the procedures in effect at such location immediately prior to the Effective Date and as amended by AMO pursuant to the Change Control Procedures from time to time during the Term; and (3) any higher standard otherwise agreed upon by the Parties in writing subject to the Change Control Procedures.

(2)	IBM shall exercise due care and diligence in the performance of its obligations under this Agreement. IBM is responsible for the safe performance of the Covered Services, and shall ensure, with the reasonably necessary cooperation of AMO, AMO Entities and AMO Agents, that the Covered Services are performed in accordance with such safety and environmental practices and procedures as are necessary, appropriate and customary in connection with the Covered Services, and shall implement and maintain at all times such safety and environmental practices and procedures, taking all reasonable precautions to protect the personnel and property of the AMO Entities as well as the personnel and property of IBM and third parties in connection with the provision of the Covered Services. IBM shall be responsible for safety and environmental precautions and procedures used by IBM in connection with the Covered Services, and the AMO Entities shall not be responsible for IBM’s failure to employ such safety or environmental precautions and procedures; provided, however, that the AMO Entities shall be responsible for all safety and environmental conditions for all AMO Service Locations under their respective control, and IBM shall only have responsibility with respect to AMO Service Locations as set forth in subsection (3) below.

(3)	Prior to the commencement of the Covered Services, AMO shall provide IBM with, and IBM will become familiar with, the work, safety and environmental written guidelines established by AMO for the AMO Service Locations where the Covered Services are to be performed. In its performance of the Covered Services under the Agreement, IBM shall comply in all respects with (a) AMO’s written information security policy, (b) the written work, safety and environmental guidelines established by AMO or the applicable AMO Controlled Affiliates for the AMO Service Locations at which the Covered Services are being performed, (c) with the requirements of AMO’s written drug and alcohol policy, (d) with the requirements of AMO’s written business practices and ethical standards, and all other written policies and procedures, each of which is contained in the AMO Employee Handbook, a copy of which shall be provided to IBM, as may be updated from time to time. IBM shall comply in all respects with all updates to the foregoing requirements, guidelines and policies as each is updated from time to time by AMO and the applicable AMO Controlled Affiliates effective upon receipt by IBM of such updates, provided that if there are any material changes required, additional charges may result.

10.03 Systems and Data Security.

(1)

IBM shall comply with during the Term policies and safeguards against the (a) unauthorized alteration or use of, or access to, the Systems, or (b) the destruction, loss, alteration or unauthorized disclosure or use of the AMO Data in the possession or control of IBM or that is otherwise available to IBM (the “Data and Systems Safeguards”), as set forth in the Information Security Controls (ISeC) Document (to be provided by AMO within 45 days following the Effective Date, provided that if such ISeC Document materially alters the scope of the Designated Services, the Steering Committee shall determine in good faith AMO’s reimbursement of IBM’s documented, reasonable costs that are incurred by IBM to implement such additional Data and System Safeguards), the SOW, and such additional data and systems safeguards as provided by AMO from time to time. If such additional safeguards require IBM to use additional resources (as determined by the Steering Committee), then AMO shall pay IBM for the documented, reasonable costs that are incurred by IBM to implement such additional safeguards. With respect to the Covered Services, the Data and Systems Safeguards shall be implemented and enforced at each AMO Service Location, Designated IBM Service Location and Additional Designated IBM Service Location, as the case may be, and such Data and Systems Safeguards shall be no less rigorous than (i) those data security practices defined in the AMO Employee Handbook that may be in effect from time to time, ; provided, however, that AMO shall be responsible for identifying, interpreting, and informing IBM of safeguard requirements corresponding to the laws, regulations and other governmental regulatory requirements regarding data security that are specific to medical data and medical devices to the extent such laws, regulations and requirements are applicable to AMO or the development, manufacturing, and/or marketing of medical devices for the eye and contract lens care products worldwide (“Industry Specific Data Security Laws”). In the event IBM intends to implement a change to the Data and Systems Safeguards (other than pursuant to AMO’s request), IBM shall notify AMO and, upon AMO’s approval with respect to those changes that would adversely impact the Covered Services or the security of AMO Data, implement such change. In the event IBM discovers or IBM Staff discover or is or are notified of a breach or potential breach of security relating to the AMO Data, IBM shall immediately (1) notify the AMO Manager of such breach or potential breach and (2) if the applicable AMO Data was in the possession of IBM or IBM Staff at the time of such breach or potential breach, IBM shall (a) investigate and use commercially reasonable efforts to cure the breach or potential breach and (b) provide AMO with assurance satisfactory to AMO that such breach or potential breach will not recur.

(2)	IBM shall ensure that all of the IBM Staff assigned to perform the Covered Services have read, and will comply with, the Data and Systems Safeguards set forth in the ISeC Document and the SOW, as well as the provisions concerning data security practices defined in the AMO Employee Handbook.

10.04 Security Relating to IBM Staff.

IBM has established and shall maintain during the Term security procedures, reasonably acceptable to AMO, substantially in the form of ISeC Document and the SOW, to restrict access to AMO Data such that the IBM Staff providing services do not have access to AMO Data, except to the extent that such access is necessary for the performance of IBM Staff’s job functions in providing the Covered Services.

10.05 Security Relating to Others.

(1)	If IBM provides the Covered Services to AMO from a Service Location that is also used by IBM to provide services to other IBM customers, IBM shall comply with the security procedures reasonably acceptable to AMO, substantially in the form of ISeC Document and the SOW, to restrict access in any such shared environment such that the other IBM customers do not have access to AMO Data.

(2)	IBM shall ensure that all of the IBM Staff assigned to perform the Covered Services have read and will comply with such security procedures.

10.06 Security Audits.

AMO and AMO Agents may, pursuant to Section 20.03 and 20.05 and at its expense, perform audits to monitor IBM’s compliance with the data and physical security procedures and the Data and Systems Safeguards in effect at the Service Locations with respect to the Covered Services and Systems as described in this Section. AMO shall provide to IBM a copy of the results, including any findings and recommendations made by AMO’s auditors, of such audits.

ARTICLE XI

HUMAN RESOURCES

11.01 Human Resources; Non-Solicitation.

(1)	IBM shall supply all IBM Staff necessary to supply the Covered Services.

(2)	No personnel transfers from AMO to IBM or from IBM to AMO are contemplated under this Agreement.

(3)

Neither Party will, during the term of this Agreement and for *** after the End Date, without the prior written consent of the other Party, directly or indirectly, for or on behalf of any person, as principal, agent or otherwise, solicit or induce, any person employed or engaged by the other Party to leave that Party’s employment or engagement, or hire or contract with any such person who becomes known to such Party in connection with its performance of this Agreement (provided that such person is, in the case of AMO, a member of the Project Staff that has worked more than *** performing any of the Covered Services or a Key IBM Personnel, or in the case of IBM, an employee of any AMO Entity that has worked more than *** performing any of AMO’s obligations hereunder). Notwithstanding the foregoing, this Section 11.01(3) shall not preclude either Party from hiring any person employed by the other Party where such person independently responds to an employment opportunity broadcast by the Party to the general public (e.g., via newspaper, magazine, broadcast, Internet, etc.). In the event a Party, or any Affiliate of such Party, hires or contracts with any person of the other Party in violation this Section 11.01(3), such Party agrees to pay to the other Party, as an exclusive remedy and as liquidated damages and not as a penalty, an amount equal to all compensation, including salary, wages, bonuses, benefits and commissions, that such employee received from the other Party during the immediately preceding *** period, provided that if the person worked for the other Party for a period of fewer than ***, the payment will be *** the average monthly compensation for the period worked.

ARTICLE XII

PROJECT STAFF

12.01 IBM Project Executive.

Prior to the Effective Date, IBM shall appoint an individual (the “IBM Project Executive” or “IBM PE”) who shall serve on-site at the AMO headquarters facility, on a full-time basis, as the primary IBM representative under this Agreement. IBM’s appointment of any IBM Project Executive shall be subject to AMO’s prior approval. The IBM Project Executive shall (1) have overall responsibility for oversight of all aspects of the delivery of the Covered Services and for managing and coordinating the performance of IBM’s resources and obligations under this Agreement and (2) be authorized to act for and on behalf of IBM with respect to all matters relating to this Agreement, other than entering into contracts or amendments to this Agreement.

12.02 IBM Key Employees.

With respect to the IBM Key Employees identified in Schedule G (IBM Key Employees), the Parties agree as follows:

(1)	Initially, each IBM Key Employee shall be dedicated to the AMO account on a full-time basis. However, such staffing level is based on an expectation of the substantial growth and expansion of the Covered Services in support of AMO’s business requirements. Should such substantial growth and expansion not occur, or be significantly delayed, IBM may, in consultation with AMO, reduce the amount of time and effort the IBM Key Employees devote to the provision and delivery of the Covered Services to a level reasonably necessary for the performance of their respective duties under this Agreement.

(2)	Before assigning an individual to a IBM Key Employee position, whether as an initial assignment or as a replacement, IBM shall (a) notify AMO of the proposed assignment, (b) introduce the individual to appropriate representatives of AMO, (c) consistent with IBM’s reasonable personnel practices, provide AMO with a résumé and any other information regarding the individual that may be reasonably requested by AMO and (d) obtain AMO’s approval for such assignment.

(3)	IBM shall not replace or reassign (a) the IBM Project Executive for *** from the later of the Effective Date or the date on which the IBM Project Executive was assigned to the AMO account or (b) the other IBM Key Employees for *** from the later of Effective Date and the date on which any such IBM Key Employee was designated as a IBM Key Employee, unless AMO consents in writing to such reassignment or replacement or such IBM Key Employee (i) voluntarily resigns from IBM, (ii) is dismissed by IBM for misconduct, (iii) unsatisfactory performance with respect to his or her duties and responsibilities to IBM, or to AMO pursuant to this Agreement, (iv) dies or is unable to work due to his or her disability, or (v) indicates in a signed writing to AMO that he/she is seeking reassignment due to personal reasons and not at the direction of IBM.

(4)	If AMO decides for any reason that is not unlawful that any IBM Key Employee should not continue in that position, AMO may, in its sole good faith discretion and upon notice to IBM, require removal of such IBM Key Employee. IBM shall, as soon as reasonably practicable, replace such IBM Key Employee.

(5)	IBM shall maintain backup procedures and conduct the replacement procedures for the IBM Key Employees in such a manner so as to assure an orderly succession for any IBM Key Employee who is replaced. Upon request, after a determination that a IBM Key Employee will be replaced, IBM shall make such procedures available to AMO.

12.03 Project Staff.

IBM shall appoint individuals with suitable training and skills to perform the Covered Services to the Project Staff. IBM shall provide AMO with a list of all IBM employees assigned to the Project Staff at the end of every ninety (90) day period after the Effective Date. Except as otherwise approved by AMO (in its sole discretion), IBM personnel located on the AMO premises may only provide services on such premises in support of operations of AMO. IBM shall notify AMO as soon as possible after dismissing or reassigning any member of the Project Staff. IBM shall use commercially reasonable efforts to minimize the turnover of its Project Staff and shall provide AMO with reasonable advance notice prior to any dismissal or reassignment of any member of its Project Staff.

12.04 Subcontractors.

(1)	Without the prior written approval of AMO, which may or may not be given in AMO’s reasonable discretion, IBM shall not delegate or subcontract any of its responsibilities under this Agreement pursuant to (a) any subcontract for any of the Covered Services involving, or likely to involve, the payment of *** or more per year or (b) multiple subcontracts with the same subcontractor for any of the Covered Services involving, or likely to involve, the payment in the aggregate of *** or more per year.

(2)

As a part of IBM’s proposal seeking AMO’s written approval for utilizing Subcontractors (“IBM’s Subcontractor Proposal”), IBM shall inform AMO whether or not (i) the proposed Subcontractor is to be authorized to further subcontract responsibilities under IBM’s agreement with AMO and (ii) in the event the proposed Subcontractor is to be so authorized, to what extent an AMO-approved Subcontractor shall be allowed to further subcontract any of the Covered Services. IBM is and will remain responsible for Subcontractors to the same extent as if IBM performed such obligations. IBM’s Subcontractor Proposal shall also include a list of (a) the subcontractor(s) containing the firm name(s); (b) a description of the work to be subcontracted; (c) an explanation of why that work is to be subcontracted; and (d) descriptive information about each proposed Subcontractor’s ability to perform the work. Any AMO-approved Subcontractor from IBM’s Subcontractor Proposal will be required to adhere to the standards, policies and procedures in effect between IBM and AMO. AMO shall inform IBM in writing of AMO’s decision in response to each IBM’s Subcontractor Proposal within ten (10) days of AMO’s receipt of such Proposal.

(3)	IBM agrees to utilize those Subcontractors as listed in Schedule H (Pre-Approved Subcontractors) in accordance with the description therein of the services that they are pre-approved to provide (the “Pre-Approved Subcontractors”). The Parties acknowledge and agree that the Pre-Approved Subcontractors, including without limitation the global data network and telecommunications providers, are an integral and material part of the Covered Services hereunder. Accordingly, IBM agrees to provide AMO with prior written notice as soon as reasonably possible. Any replacement of a Pre-Approved Subcontractor shall be with a substantially-similar subcontractor acceptable to AMO in AMO’s sole discretion. IBM shall not replace any Pre-Approved Subcontractor with another subcontractor prior to obtaining AMO’s written approval designating such replacement as a Pre-Approved Subcontractor.

(4)	No subcontracting shall release IBM from responsibility for its obligations under this Agreement. IBM shall be responsible for each of its Subcontractors, to the same extent as if they were IBM employees, including for compliance with the terms of this Agreement. IBM shall be responsible for all payments to its Subcontractors. Prior to the performance of any Covered Services by any Subcontractor, such Subcontractor shall have entered into a nondisclosure agreement with IBM that protects the Confidential Information of AMO and that contains provisions at least as stringent as those set forth in Article 21.

(5)	IBM shall promptly pay for all services, materials, equipment and labor provided by its Subcontractors and used by IBM in providing the Covered Services pursuant to the terms of IBM’s contract with such subcontractors and shall keep the AMO Entities’ premises free of all liens connected with any failure to pay for such services, materials, equipment and labor.

12.05 Conduct of IBM Personnel.

While at the AMO Service Locations, IBM and IBM Staff shall (1) comply with the requests, standard rules and regulations of AMO regarding safety, health, security, personal and professional conduct generally applicable to such AMO Service Locations as communicated by AMO from time to time in writing and (2) otherwise conduct themselves in a businesslike manner. Prior to the performance of any Covered Services by any of the Key Employees, Project Staff or IBM Staff, such individual or entity shall have executed a nondisclosure agreement with IBM that protects the Confidential Information of AMO and that contains provisions at least as stringent as those set forth in Article 21. IBM is and will remain responsible for all IBM Staff to the same extent as if IBM performed such obligations. Upon receipt of notice from AMO that a particular member of the Project Staff is not conducting himself or herself in accordance with this Section, IBM shall promptly (a) investigate the matter and take appropriate action which may include (i) removing the applicable person from the Project Staff and providing AMO with prompt notice of such removal and (ii) replacing the applicable person with a similarly qualified individual or (b) take other appropriate disciplinary action to prevent a recurrence. If there are repeat violations of this Section by a particular member of the Project Staff, IBM shall promptly remove the individual from the Project Staff as set forth above.

12.06 Non-Competition.

IBM shall not assign a IBM Key Employee or member of the Project Staff (who is primarily dedicated to the AMO account, except those providing help desk services) to the account of any AMO Competitor without AMO’s prior written consent (1) while such IBM Key Employee or member of the Project Staff, as the case may be, is assigned to the AMO account and (2) for a period of *** following the date that such IBM Key Employee or member of the Project Staff, as the case may be, is removed from, or ceases to provide services in connection with, the AMO account. The Parties agree that the inadvertent use and/or disclosure of the Confidential Information of AMO in such circumstances is possible and that because of the confidential and sensitive nature of such Confidential Information and because the use and/or disclosure of, or even the appearance of the use and/or disclosure of, such Confidential Information in certain circumstances may cause irreparable damage to the AMO Entities and their reputation, or to customers of the AMO Entities, the foregoing restrictions are deemed reasonable.

ARTICLE XIII

OPERATING PROCEDURES

13.01 Process Interface Manual.

On or before the Transition Date, IBM shall deliver to AMO, in the form and scope reasonably approved in advance by AMO, a management procedures manual (the “Process Interface Manual”) for the Covered Services to be provided by IBM. IBM shall prepare and provide to AMO updates, reasonably approved by AMO, to such Process Interface Manual to reflect any changes in the procedures described therein as soon as reasonably practicable after such changes are made. The Process Interface Manual and all such updates shall be included in the Annual Services Charge.

13.02 Change Control Procedures.

Subject to Section 5.01, both Parties agree to adhere to the Change Control Procedures set forth below with respect to proposed or requested changes to the Covered Services hereunder. In addition, IBM agrees that:

(1)	No Change shall be implemented without AMO’s prior approval, except as may be necessary on a temporary basis to maintain the continuity of the Covered Services. Except for permitted Changes and/or, as applicable, approved Changes in the Services by IBM as described in Section 3.02, if either Party requests a modification of the Agreement, including (i) a Change to the scope of the Services, Baselines, Service Levels, Service Level Credits, or Charges, (ii) a Change to the Schedules or Exhibits to the Agreement, (iii) a Change to the Process Interface Manual, (iv) the addition of Out-of-Scope Services, (v) a Change to the features, functionality, scalability or performance of the Services, or (vi) any other Change to the terms of the Agreement, the requesting Party’s Contract Manager or his or her designee shall submit a written proposal in the form established by the Contract Managers (called a “Change Order”)describing such desired change. Such Party’s Contract Manager shall review the proposal and reject or accept the proposal in writing within a reasonable period of time, but in no event more than thirty (30) days after receipt of the proposal. If the proposal is rejected, the writing shall include the reasons for rejection. If the proposal is accepted, the Parties shall mutually agree on the changes to be made to the Agreement, the applicable Schedule or Exhibits and/or the Policy and Procedures Guide. All such Changes shall be made only in a written Change Order signed by the Contract Manager of each of the Parties or his or her designee (authorized in writing by the applicable Party), and thereafter embodied in the applicable documents by appropriate written addenda thereto executed by IBM and AMO.

(2)	With respect to all Changes, IBM shall (a) other than those Changes made on a temporary basis to maintain the continuity of the Covered Services, schedule Changes so as not to unreasonably interrupt the AMO Entities’ business operations, (b) prepare and deliver to AMO each month a rolling Schedule (the “Change Schedule”) for ongoing and planned Changes for the next three (3) month period and (c) monitor the status of Changes against the Change Schedule.

(3)	With respect to any Change made on a temporary basis to maintain the continuity of the Covered Services, IBM shall document and provide to AMO notification of the Change no later than the next business day after the Change is made. IBM shall update the Change Control Procedures as necessary and shall provide such updated Change Control Procedures to AMO for its approval.

ARTICLE XIV

SOFTWARE AND PROPRIETARY RIGHTS

14.01 AMO Software.

AMO hereby grants to IBM a non-exclusive, non-transferable, limited right to have access to and Use of solely to provide the Covered Services: (1) the AMO Proprietary Software, (2) to the extent permissible under the applicable third party agreements, the AMO Third Party Software and (3) to the extent permissible under the applicable third party agreements, any Related Documentation in AMO’s possession on or after the Effective Date. IBM may, to the extent permissible under the applicable third party agreements, sublicense to IBM Staff the right to have access to and Use the AMO Software solely to provide those services that such IBM Staff are responsible for providing to IBM with respect to this Agreement. To the extent that AMO is unable to grant the rights needed under this Section as required to perform the Services, the Parties will develop a workaround, and if the creation or use of such workaround requires IBM to use additional resources (as determined by the Steering Committee), then AMO shall pay IBM for the documented, reasonable costs that are incurred by IBM to create and/or use such workaround.

14.02 IBM Software.

IBM shall provide AMO and the AMO Controlled Affiliates with a non-exclusive, non-transferable (except as set forth in Section 30.01), limited right to have access to and use of during the Term and the Termination Assistance Period solely in its business operations to the extent necessary or expedient to receive the Covered Services: (1) the IBM Proprietary Software and (2) to the extent permissible under the applicable third party agreements, the IBM Third Party Software being used to provide the Covered Services. IBM shall provide the other AMO Entities and the Authorized Users with a non-exclusive, non-transferable (except as set forth in Section 30.01), limited right to have access to and use (as end-users of the Systems) during the Term and the Termination Assistance Period solely in connection with AMO’s or any AMO Affiliates’ business operations to the extent necessary to gain the full benefit of the Covered Services: (1) the IBM Proprietary Software and (2) to the extent permissible under the applicable third party agreements, the IBM Third Party Software being used to provide the Covered Services. Excluding all IBM Software expressly identified in the SOW (which is hereby approved by AMO for use in performing the Covered Services as indicated in the SOW) and IBM Software used at a IBM Service Location or IBM Software that is widely used by IBM with its other customers, AMO shall have the right to approve any IBM Software prior to IBM’s use of such IBM Software to provide the Covered Services. Upon AMO’s request, IBM shall provide AMO with a list of all IBM Proprietary Software and all IBM Third Party Software being used to provide the Covered Services as of the date of such request.

14.03 IBM Tools.

IBM shall provide AMO and the AMO Controlled Affiliates with access to and use of the Tools during the Term and the Termination Assistance Period solely in its business operations to the extent necessary or expedient to receive the Covered Services. AMO shall have the right to approve any Tools that are not widely used by IBM with its other customers prior to IBM’s use of such Tools to provide the Covered Services.

14.04 Developed Software.

(1)	Developed AMO Software. As between AMO and IBM, all Developed Software that is (a) a modification, enhancement or derivative of the AMO Software (called “Developed AMO Software”) (b) newly developed software that does not modify or enhance then-existing Software that IBM develops for AMO on a project basis; and (c) modifications to, or upgrades or enhancements (derivative works) of, Third Party Software provided by AMO under this Agreement shall be owned by AMO. AMO shall have all right, title and interest, including worldwide ownership of trade secret, copyright, patent and other proprietary rights in and to the Developed AMO Software and all copies made therefrom. To the extent that any of the Developed AMO Software is not deemed a “work for hire” by operation of law, IBM hereby irrevocably assigns, transfers and conveys, and shall cause IBM Staff to assign, transfer and convey, to AMO, without further consideration, all of its or their right, title and interest in and to such Developed AMO Software, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. IBM acknowledges, and shall cause IBM Staff to acknowledge, that AMO and the successors and permitted assigns of AMO shall have the right to obtain and hold in their own names any intellectual property rights in and to the Developed AMO Software. IBM agrees to execute, and shall cause IBM Staff to execute, any documents or take any other actions as may reasonably be necessary, or as AMO may reasonably request, at AMO’s expense, to perfect AMO’s ownership of any such Developed AMO Software. Subject to the limitations with respect to Confidential Information under Article XXI (CONFIDENTIALITY), AMO hereby grants IBM an irrevocable, fully paid-up, non-exclusive, worldwide license to use Developed AMO Software solely to provide the Services during the Term and the Termination Assistance Period, which includes the right to sublicense and otherwise permit third parties to do any of the foregoing.

(2)

Developed IBM Software. The following Software developed pursuant to this Agreement by IBM or its subcontractors (alone or jointly with others) shall be considered “Developed IBM Software”: (a) modifications to, or upgrades or enhancements (derivative works) of, IBM Software; (b) newly developed software that does not modify or enhance then-existing Software for which IBM does not charge AMO on a project basis; and (c) modifications to, or enhancements (derivative works) of, Third Party Software provided by IBM under this Agreement. As between the Parties, IBM shall have all rights, title and interest in and to Developed IBM Software and all copies made from it. IBM hereby grants to AMO a perpetual, worldwide, fully paid-up, non-exclusive, worldwide license to: (i) use all Developed IBM Software (other than with respect to the Software which IBM is not entitled to license to AMO under IBM’s license with the third party and which AMO is not entitled to use under its own license agreements with the third party) solely to provide services similar to the Services for itself and any other Service; and (ii) permit third parties to use all Developed IBM Software (other than with respect to the Third Party Software that IBM is not entitled under its license agreement with the Third Party Software vendor to license to third parties unless such third parties are entitled to use under their own license agreements with the third party); and for (i) and (ii) that is developed specifically for use in the AMO IT environment, or that is otherwise necessary for AMO to maintain Service continuity after transitioning responsibility for the Services to a third party, solely to provide services similar to the Services for AMO and any other Service Recipients.

14.05 Work Product.

All copyrights, literary works or other works of authorship including manuals, training materials and documentation developed or created by IBM or any IBM Staff as expressly set forth in this Agreement or the SOW specifically and exclusively for AMO, or at the written request of and specifically for any of the AMO Entities pursuant to a project or the Change Control Procedures under this Agreement, but excluding Developed IBM Software and excluding any IBM Preexisting IP incorporated into any of the foregoing (collectively herein referred to as “Work Product”) shall be exclusively owned by AMO. AMO shall have all right, title and interest, including worldwide ownership of copyright, in and to the Work Product and all copies made from them. To the extent any of the Work Product is not deemed a “work for hire” by operation of law, IBM hereby irrevocably assigns, transfers and conveys, and shall cause IBM Staff to assign, transfer and convey, to AMO without further consideration all of its or their right, title and interest in and to such Work Product, including all rights of trade secret, copyright, patent and other proprietary rights in and to such materials. IBM acknowledges, and shall cause IBM Staff to acknowledge, that AMO and the successors and permitted assigns of AMO shall have the right to obtain and hold in their own name any rights in and to such Work Product. IBM agrees to execute, and shall cause IBM Staff to execute, any documents or take any other actions as may reasonably be necessary, or as AMO may reasonably request, at AMO’s expense, to perfect AMO’s ownership of any such Work Product. Nothing in either Section 14.04 or 14.05 will be interpreted or construed to assign to AMO (and, except as licensed to the AMO Entities, AMO Agents and Authorized Users under this Agreement, IBM reserves all right, title and interest that IBM may have or acquire in) any proprietary software, tools, utilities, methodologies, processes, documentation and other items (i) that are developed by or on behalf of IBM in performance of the Covered Services (including all modifications, enhancements, and derivative works of the IBM Software and/or Tools made by or on behalf of AMO under Sections 14.02 and/or 14.03) excluding all Work Product, Developed AMO Software and any AMO Data or other materials or information provided by AMO to IBM for use in connection with such development (“IBM Developed IP”), or (ii) that was created or acquired by IBM prior to the Effective Date, or is developed or acquired by IBM outside the scope of this Agreement (and without the use of AMO Confidential Information), and inserted or incorporated within any Work Product or Developed IBM Software with the prior written consent of AMO (“IBM Preexisting IP”). To the extent: (i) any Work Product or Developed IBM Software contains any IBM Preexisting IP, or (ii) IBM Developed IP has been provided to AMO under this Agreement or has been used to provide Covered Services to AMO under this Agreement, or (iii) use of any Work Product or Developed IBM Software requires any IBM Developed IP or IBM Preexisting IP, IBM grants to AMO a royalty-free, worldwide, non-exclusive license to such IBM Developed IP or IBM Preexisting IP, during the Term and the Termination Assistance Period solely in connection with internal use of the Work Product, Developed IBM Software or IBM Developed IP that is actually provided to AMO under this Agreement or is actually used to provide Covered Services to AMO under this Agreement. AMO hereby grants IBM an irrevocable, fully paid-up, non-exclusive, worldwide license to use the Work Product solely to provide the Services during the Term and the Termination Assistance Period, which includes the right to sublicense and otherwise permit third parties to do any of the foregoing.

14.06 Changes and Upgrades to Software.

Except as may be approved in writing by AMO, IBM shall not make any changes or modifications to the Software used to provide the Covered Services that would adversely alter the functionality of the Systems or degrade the performance of the Systems, except as may be necessary on a temporary basis to maintain the continuity of the Covered Services.

Subject to the Change Control Procedures, IBM shall, at AMO’s option, and with AMO’s prior written approval, install for AMO in connection with the Covered Services any upgrade, modification or enhancement to the Systems at the then-current level at the time such upgrade, modification or enhancement is available.

14.07 Acceptance.

For each Covered Service and any Developed Software or Work Product deliverable to be provided by IBM hereunder, and any upgrade, modification or enhancement to the Systems, AMO shall have the right to review and to perform acceptance testing of each such deliverable. IBM shall deliver to AMO each such deliverable not less than thirty (30) days prior to the date such deliverable is scheduled to be placed into productive use by or for the benefit of AMO, and AMO shall complete its review and testing within such period, provided that AMO reserves the right to extend the test period. IBM shall also provide AMO with such assistance as AMO may reasonably require to conduct acceptance testing of applicable deliverables.

If during the above period for acceptance review, the deliverable contains defects or fails to conform to the applicable specifications for such deliverable, AMO shall provide IBM notice of all such defects and/or failures (collectively, “Errors”). Unless otherwise agreed, IBM shall, as soon as reasonably feasible, but in no event more than thirty (30) days after receipt of such notice), correct the Errors and redeliver the deliverable to AMO. AMO shall thereupon have thirty (30) days within which to reconduct acceptance review and testing to determine whether the Errors previously identified have been corrected and whether any other Errors have been introduced.

In the event IBM fails to timely deliver or redeliver a deliverable for acceptance review and testing, or if after AMO timely notifies IBM of one or more Errors, IBM does not timely correct same so that the deliverable is capable of functioning in accordance with the agreed upon standards, (i) AMO shall not be obligated to pay for such Developed Software, Work Product and/or for the portion of the Charges associated with IBM’s and/or IBM Staff’s preparation of a deliverable as determined by the Steering Committee in good faith, and (ii) for deliverables that have a material impact on AMO’s business or systems, AMO may, upon the second or any subsequent rejection and notwithstanding the limitations set forth in Section 3.07, insource or procure a third party to provide such deliverables.

ARTICLE XV

DATA

15.01 Ownership of AMO Data.

Notwithstanding anything else in this Agreement, all AMO Data is, or will be, and shall remain, the exclusive property of AMO and shall be deemed Confidential Information of AMO. Without AMO’s approval (as AMO may grant in its sole discretion), the AMO Data shall not be, (1) used or copied by IBM or IBM Staff other than solely for the provision of the Covered Services, (2) disclosed, sold, assigned, leased or otherwise provided (other than disclosure solely as necessary for the provision of the Covered Services and in any such event subject to all of the provisions of Article 21) to third parties by IBM or IBM Staff, or (3) commercially exploited by or on behalf of IBM or IBM Staff. IBM hereby irrevocably assigns, transfers and conveys, and shall cause IBM Staff to assign, transfer and convey, to AMO without further consideration all of its and their right, title and interest in and to the AMO Data.

15.02 Correction of Errors.

At IBM’s expense, IBM shall promptly correct any errors or inaccuracies in the AMO Data produced by or residing on any of the Systems and the reports delivered to AMO under this Agreement, caused by IBM or IBM Staff, by restoring the data based on the latest available back-ups; provided, however, that if IBM materially breaches its obligations to backup data pursuant to the SOW, IBM will be responsible for restoring data to the level of its back-up obligations, subject to the limits in Article XXVIII. At AMO’s request and expense, IBM shall otherwise promptly correct any other errors or inaccuracies in the AMO Data or such reports.

15.03 Return of AMO Data.

Upon request by AMO at any time during the Term and upon expiration or termination of this Agreement, IBM shall (1) promptly return to AMO, in the format and on the media requested by AMO, including the original format and media in or on which the AMO Data was generated, all or any part of the AMO Data and (2) erase or destroy all other AMO Data in IBM’s possession. Any archival tapes containing AMO Data shall be used by IBM and IBM Staff solely for back-up purposes.

ARTICLE XVI

CONSENTS

16.01 Consents.

All Consents that are the responsibility of IBM under this Agreement as set forth in Schedule F (Software) shall be obtained and maintained by IBM with AMO’s cooperation, and IBM shall pay any costs of obtaining and maintaining such Consents. All Consents that are the responsibility of AMO or AMO Entities under this Agreement as set forth in Schedule F (Software) shall be obtained and maintained by AMO, and AMO shall pay any costs of obtaining and maintaining such Consents.

ARTICLE XVII

CONTINUED PROVISION OF SERVICES

17.01 Force Majeure.

If, and to the extent that, a Party’s performance of any of its obligations pursuant to this Agreement, other than an obligation to make timely payment of undisputed amounts owed to a Party hereunder, is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, declared or undeclared, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), whether or not foreseeable, and such non-performance, hindrance or delay could not have been prevented by reasonable (at such time) precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its diligent efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect IBM’s obligation to provide either normal recovery procedures or any other disaster recovery services described in Part 4 (Disaster Recovery Services) of Schedule A (Statement of Work).

17.02 Alternate Source.

If any Force Majeure Event prevents, hinders or delays performance of the Covered Services for more than seven (7) days, AMO, notwithstanding Section 3.07, in consultation with IBM, may procure such Covered Services from an alternate source and, provided that AMO continues to pay the Charges due IBM under this Agreement, IBM shall reimburse AMO for the actual, documented, reasonable (under the circumstances in light of time frames and maintenance of continuity) payments to such alternate source for such Covered Services until such time as IBM is able to restore the Covered Services, but in no event for longer than the earlier of (a) 180 days from the start of the delay, or (b) the remaining Term. If the Force Majeure Event continues to prevent, hinder or delay performance of the Covered Services for more than thirty (30) days, then until such time that IBM is able to recommence the Covered Services, AMO may terminate this Agreement (or portion thereof) as of a date specified by AMO in a termination notice to IBM, and will pay IBM Wind-Down Costs excluding any amounts related to Equipment and Software that are rendered unusable. If the Force Majeure Event continues, or is expected to continue, to prevent, hinder or delay performance of the Covered Services for more than sixty (60) days and AMO has procured such Covered Services from an alternate source, IBM may terminate this Agreement (or portion thereof) by providing AMO with one hundred and twenty (120) days prior written notice.

17.03 No Payment for Unperformed Services.

Except as provided in Section 17.01, nothing in this Article shall limit AMO’s obligation to pay any of the Charges due IBM under this Agreement; provided, however, that if IBM fails to provide the Covered Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, and IBM is not reimbursing AMO for its procurement of such Covered Services from an alternate source as provided for in Section 17.02, the Charges shall be adjusted in a manner such that AMO is not responsible for the payment of any Charges for Covered Services that IBM fails to so provide in accordance with this Agreement.

17.04 Performed Services in Arrears.

To the extent that IBM has any rights to discontinue the Covered Services because of AMO’s unexcused non-payment of any undisputed portion(s) of the Charges, such rights shall be the same as those provided in Section 25.02(1).

ARTICLE XVIII

PAYMENTS TO IBM

18.01 Charges.

In consideration of IBM providing the Designated Services, AMO shall pay to IBM the Charges as specified in Schedule C (Charges), together with other amounts as described in this Agreement. All Charges are expressed in and are payable in United States Dollars (US$).

18.02 Charges All Inclusive.

Except as may be expressly set forth in this Agreement there shall be no other charges, fees, costs expenses or any other amounts payable by AMO to IBM under this Agreement.

18.03 Adjustments to Charges.

Except as may be otherwise expressly provided in this Agreement, there shall be no adjustments to the Charges.

18.04 Rights of Set-Off.

With respect to any amount that IBM does not dispute in good faith should be reimbursed or paid to AMO, AMO may upon notice to IBM deduct the entire amount owed to AMO against the Charges otherwise payable or expenses owed to IBM under this Agreement.

18.05 Proration.

All periodic Charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

18.06 Refundable Items.

In the event IBM receives during the Term any refund, credit or other rebate (including deposits) in connection with an AMO Third Party Contract that is attributable to periods prior to the Effective Date or for which AMO retained financial responsibility after the Effective Date, then IBM shall promptly (1) notify AMO of such refund, credit or rebate and (2) pay to AMO the full amount of such refund, credit or rebate.

18.07 Unused Credits.

Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days of the earlier of the expiration or termination of this Agreement.

18.08 Not Used

18.09 Taxes.

(1)	IBM is solely responsible for payment of any income, sales, service, withholding, value-added, use, intangible or similar taxes, duties, levies, imposts, deductions, assessments, fees or similar charges however designated, based upon or measured by (i) IBM’s cost in acquiring equipment, materials, supplies or services furnished to and used or consumed by IBM in providing and performing the Covered Services, (ii) the value or cost or use of all IBM Equipment, IBM Software, and other IBM resources used or consumed by IBM, however, described, and (iii) IBM’s revenues, income and/or profit. Each Party shall bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property, for franchise or similar taxes on its business, for employment taxes on its employees, and for intangible taxes on property it owns or license.

(2)	Notwithstanding Section 18.09(1) immediately above, AMO shall be responsible for any existing and future value added, services, income, sales, use, consumption, and/or gross receipts tax that are assessed on the provision of the Covered Services by IBM to the AMO Entities under the Agreement (including telecommunications taxes for network access (for example, telecommunications line) and services). AMO shall be responsible for and pay the amount of any such tax to IBM, or as the law otherwise requires, in addition to the Charges.

(3)

The Parties shall reasonably cooperate, and instruct any of the Parties’ entities to cooperate, as and to the extent reasonably requested by either Party, in connection with the filing of tax returns and any governmental audit, litigation or other proceeding with respect to tax items attributable to the Covered Services. Each

Party’s cooperation shall include (a) upon the other Party’s request, the provision, at reasonable rates, of existing records and information not considered to be a Party’s Confidential Information that are reasonably relevant to such other Party’s tax return, audit, litigation or other proceeding relating to these tax items and liabilities, (b) making reasonably available, at reasonable rates, employees having knowledge about these tax items and liabilities, and (c) the preservation of any information, records or documents mutually agreed to by the Parties in advance until the expiration of any applicable tax statute of limitations or extensions thereof (but shall not destroy any of the information, records or documents until the expiration has been confirmed in writing by the other Party; provided, however, that, if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, the information, records or documents shall be retained until there is a final determination with respect to that proceeding). Nothing herein contained shall interfere with the right of the AMO Entities or IBM to arrange its tax affairs in whatever manner it deems appropriate nor oblige the AMO Entities or IBM to disclose any information relating to its tax affairs or any computations in respect thereof.

ARTICLE XIX

PAYMENT SCHEDULE AND INVOICES

19.01 Charges.

IBM shall invoice AMO during each month of the Term for the monthly pro rata portion of the Annual Services Charges for the Designated Services to be performed in accordance with this Agreement during that month, and any other Charges incurred during the month as set forth in the Agreement (for example, one-time charges associated with Transition) . Other Charges associated with the Covered Services will be invoiced in the period after AMO incurs such Charges, or as otherwise set forth in the Agreement.

19.02 Payment of Invoices.

(1)	Subject to Section 19.03 (Disputed Charges/Credits) below, AMO shall pay each invoice, by wire transfer or other electronic means acceptable to IBM to an account specified by IBM, on or before the date (called the “Payable Date”) as established below:

(a)	with respect to the monthly pro rata portion of the Annual Services Charges, the last day of the calendar month in which AMO receives the invoice for such monthly pro rata portion of the Annual Services Charges from IBM, provided AMO receives such invoice on or before the *** day of the month, otherwise *** after AMO’s receipt of such invoice; and

(b)	with respect to any other Charges, *** after AMO’s receipt of such invoice.

(2)	If any payments or portions thereof are not received by IBM within *** after the Payable Date, AMO will also pay IBM a late fee for each day between and including the *** day after the Payable Date and the date IBM receives such late payment in full. The amount of the late fee will be invoiced to AMO and payable in accordance with Section 19.02(1) above. The late fee will be calculated on the past due amount based on the lesser of:

(a)	*** of such payments for every thirty (30) days or portion thereof; or

(b)	the maximum amount permissible by the applicable law.

(3)	In respect of disputed invoices where IBM amends an invoice in satisfaction of the dispute or provides documentation required to substantiate invoice details, the time period for payment specified in this Section shall govern from the date of receipt of the amended invoice or the required documentation. IBM shall provide invoices with varying degrees of detail (e.g., per End-User, product, department, project, site), as reasonably requested by AMO.

19.03 Disputed Charges/Credits

(1)	Payment of Undisputed Amounts. In the event that AMO or IBM disputes the accuracy or applicability of a charge or credit or other financial arrangement described in this Agreement, the disputing Party shall notify the other Party of such dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate and attempt to resolve the dispute pursuant to Sections 24.01 and/or 24.02. Any undisputed amounts contained in or applicable to an invoice or otherwise payable or creditable will be paid and any undisputed credit amounts will be promptly credited by AMO or IBM as applicable. Unpaid and uncredited monies withheld in accordance with Section 19.03(2) will not be considered a basis for monetary default under or breach of the Agreement.

(2)	Withholding of Disputed Amounts. AMO may withhold payment of particular Charges that AMO disputes in good faith with respect to any invoice, up to an amount equal to *** of the Charges reflected in such invoice, provided that AMO may not withhold in the aggregate at any time an amount equal to *** the then-current monthly pro rata portion of the Annual Services Charge (the “Disputed Charges Cap”). Disputed charges in excess of the Disputed Charges Cap shall be paid to IBM when due without prejudice to AMO’s rights. AMO shall provide IBM, as soon as reasonable prior to the Payable Date, a reasonably detailed explanation of the basis for its dispute and withholding its payment of the Charges associated with such dispute. AMO and IBM shall both pursue a prompt and expeditious resolution of the dispute.

ARTICLE XX

CONFLICTS OF INTEREST; AUDITS

20.01 Conflicts of Interest.

Except as otherwise expressly provided herein, neither IBM nor any director, employee or agent of IBM or IBM Staff shall give to or receive from any director, employee or agent of AMO or any of the AMO Controlled Affiliates any significant gift, significant entertainment or other favor of significant value outside of the normal course of business, or any commission, fee or rebate. Likewise, neither IBM nor any director, employee or agent of IBM or IBM Staff directly involved in providing the Covered Services shall, without prior written notification thereof to AMO, enter into any business relationship with any director, employee or agent of AMO or any of the AMO Controlled Affiliates, unless such person is acting for and on behalf of AMO or any of the AMO Controlled Affiliates.

20.02 Record Retention.

IBM and IBM Staff shall maintain complete and accurate records in connection with this Agreement and all transactions related thereto, including all routinely prepared records and supporting documentation appropriate or necessary to document the Covered Services performed by IBM and the Charges paid or payable by AMO under this Agreement for a period of *** after the termination or expiration of this Agreement.

20.03 Services.

Upon reasonable advance notice from AMO, and subject to the provisions of Section 20.05 hereof, IBM shall provide AMO, its auditors (including internal audit staff and external auditors) and any of the AMO Entities’ regulators with access to, and any assistance that they may reasonably require, with respect to, the appropriate portions of the Service Locations and the Systems and any of the records described in Section 20.02, for the purpose of performing audits or inspections to verify the performance of the Covered Services in accordance with the terms of the Agreement, the Systems, the adequacy of the IBM security systems, procedures and the Data and Systems Safeguards, and the business of the AMO Entities relating to the Covered Services and any of the records relating thereto. If any audit by an auditor designated by AMO or a regulatory authority results in IBM being notified that IBM or IBM Staff are not in compliance with any law, regulation, or audit requirement that is the responsibility of IBM under this Agreement, if IBM or IBM Staff is in fact not in compliance, IBM shall, and shall cause IBM Staff to, promptly comply with such audit. IBM shall bear the expense of any such action that is (1) required by a law, regulation or other audit requirement relating to IBM’s business or (2) necessary due to IBM’s noncompliance with any law, regulation or audit requirement imposed on IBM. To the extent the expense is not payable by IBM pursuant to the preceding sentence, AMO shall bear the expense of any such compliance that is (a) required by a law, regulation or other audit requirement relating to the AMO Entities’ businesses or (b) necessary due to the AMO Entities’ noncompliance with any law, regulation or audit requirement imposed on the AMO Entities.

20.04 Charges.

Upon reasonable advance notice from AMO, and subject to the provisions of Section 20.05 hereof, IBM shall provide AMO and its auditors with access to audit, review and copy such records and supporting documentation relating to the Charges (other than the Annual Services Charges, or other fixed Charges) as may be reasonably requested by AMO to determine if such Charges are accurate and in accordance with this Agreement.

(1)	If, as a result of such audit, AMO determines that IBM has overcharged or undercharged AMO, AMO shall notify IBM of the amount of such overcharge/undercharge (with appropriate documentation) and IBM shall promptly pay to AMO the amount of the overcharge, net of undercharges, plus Interest calculated from the date of receipt by IBM of notice of the net overcharged amount until the date of payment to AMO. In the event that IBM disputes in good faith the amount of any overcharge, such disputes will be handled pursuant to Article 24 of this Agreement and no credit shall be given until final resolution of such dispute. In the event that the audit reveals that any fees or expenses have been net under-billed, IBM shall include such net amount in the following invoice.

(2)	In addition to AMO’s rights set forth in Section 20.04(1), in the event any such audit reveals a net overcharge to AMO of more than *** the amount of the total cost of such audit, IBM shall issue to AMO a credit against the Charges and shall reimburse AMO an amount equal to the cost of such audit.

20.05 Conduct of Audits.

Any third party auditor designated by AMO shall (i) not be engaged primarily in the business of providing information technology infrastructure support services, including deskside support, help desk, IMAC, hardware or software deployment, outsourcing or related consulting services (other than an accounting or auditing firm that has a separate business unit performing such services, provided that no employees or agents of that business unit are involved in such audit), (ii) must execute a reasonable nondisclosure agreement with IBM that protects the Confidential Information of IBM and contains provisions at least as stringent as those set forth in Article 21, and (iii) will not be engaged on a contingency fee basis. Any audit conducted under this Agreement shall be conducted during normal business hours upon at least thirty (30) days advance written notice, or upon lesser notice if IBM and AMO agree in the Policy and Procedures Guide that certain audits, such as security audits, may be conducted on shorter notice; provided that IBM shall not be required to make such records available for inspection more than once per year unless otherwise provided for under this Agreement or AMO requests in good faith more frequent inspections, based on having reasonable grounds to suspect IBM may be in material breach of IBM’s obligations under the Agreement, or unless required to meet AMO’s regulatory requirements. In no event shall AMO or its auditors or regulators be entitled to, or have any access to, proprietary information of IBM, the books of IBM, or records pertaining to IBM’s other customers or any affiliate of IBM that is not performing a portion of the Covered Services. Subject to the provisions of Section 20.04(2), any audit conducted pursuant to this Agreement shall be at the sole expense of AMO, shall apply only to the previous twelve (12)

months, and shall be subject to all of IBM’s policies and reasonable instructions relating to safety, security and standards of appearance and conduct while on IBM’s premises and shall be conducted expeditiously and in a manner designed to minimize, to the extent reasonably practicable, any interference with or disruption of the normal business operations of IBM, and in no event shall any audit be conducted in a manner that interferes with IBM’s other customers. If any audit activities interfere with IBM’s performance of the Covered Services, or impairs IBM’s performance of the Covered Services in accordance with the Service Levels, IBM shall be relieved of such performance obligations to the extent caused by such audit activity. If the assistance required of IBM causes IBM to expend additional resources or incur additional costs not within the scope of the Covered Services and Baselines to provide such assistance, AMO shall reimburse IBM for such reasonable and necessary costs in connection with all such audits in excess of one audit in each calendar year.

ARTICLE XXI

CONFIDENTIALITY

21.01 General Obligations.

All Confidential Information relating to or obtained from the AMO Entities or IBM shall be held in confidence by the recipient of such Confidential Information (the “Recipient”) to the same extent and in at least the same manner as the Recipient protects its own confidential or proprietary information, for five (5) years from the date of initial disclosure; provided, however, that Confidential Information regarding AMO’s product development in the field of Ophthalmology shall be subject to the terms of this Agreement for ten (10) years from the date of initial disclosure. Neither AMO nor IBM shall disclose, publish, copy, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, the Party which disclosed such Confidential Information (the “Disclosing Party”) in any form to, or for the use or benefit of, any person or entity without the Disclosing Party’s consent. Each of AMO and IBM shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, professional advisors, contractors, subcontractors and employees and to the officers, directors, professional advisors, contractors, subcontractors and employees of its Affiliates to the extent that such disclosure is not restricted under this Agreement, any Consents or any Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations, or the preservation of its rights, under this Agreement; provided, however, that the Recipient shall take commercially reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees, by, among other things, requiring such officers, directors, agents, professional advisors, subcontractors and employees to enter into confidentiality and nondisclosure agreements that protect the Disclosing Party’s Confidential Information and that contain provisions at least as stringent as those contained in this Article 21; provided, however, that AMO may not disclose IBM Confidential Information to third parties that provide services similar to or in competition with IBM, even in connection with IBM’s performance of the Covered Services The foregoing is not intended to, and shall in no manner, restrict or be in derogation of any license granted by IBM to AMO pursuant to Section 14.05 of this Agreement, ***. The obligations in this Section shall not restrict any disclosure pursuant to any applicable law or by order of any court or government agency (provided that the Recipient shall give prompt notice to the Disclosing Party of such order in such time as to permit the Disclosing Party to participate in the response to any such order) and shall not apply with respect to information that (1) is independently developed by the Recipient without violating the Disclosing Party’s proprietary rights as shown by the Recipient’s written records, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by the Recipient at the time of disclosure, as shown by the Recipient’s written records, and the Recipient has no obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date between AMO and IBM, (5) is rightfully received by a Party free of any obligation of confidentiality, or (6) with respect solely to a particular disclosure, such disclosure is approved in writing by the Disclosing Party. In addition, the Recipient may use in its business activities the ideas, concepts and know-how related to information technology and abstracted from Disclosing Party’s Confidential Information which are retained in the unaided memories of Recipient’s employees who have had access to the Confidential Information under this Agreement. Nothing in this paragraph permits Recipient (a) to disclose the source of information, or any of Discloser’s financial, statistical or personnel data or business plans of the Discloser, or (b) to disclose any of Discloser’s Information outside of the Recipient (or its contractors pursuant to similar confidentiality terms) except such ideas, concepts and know-how which are inherently disclosed by use in Recipient’s products or services. IBM will have the right to compile and use statistical analyses and reports utilizing aggregated data derived from and relating to the AMO Entities’ use of the Covered Services (but excluding the AMO Data), both internal and external to IBM, so long as the information and data contained in such analyses and reports do not in any way identify any AMO Entity or disclose any AMO Data or any Confidential Information of any AMO Entity.

21.02 Attorney-Client Privilege.

IBM recognizes that it may obtain access to documents, data and databases created by and for the AMO Entities and associated communications related thereto (collectively, “Privileged Work Product”) which are confidential attorney work product or subject to the attorney-client privilege and which are clearly marked or identified as such. In addition to the obligations in Sections 21.01 and 21.03, IBM shall not reveal Privileged Work Product to third parties and IBM shall institute commercially reasonable safeguards to prevent the disclosure of Privileged Work Product to third parties. The only Project Staff who may have access to Privileged Work Product shall be those for whom such access is necessary for the purpose of providing services to the AMO Entities as provided in this Agreement. IBM recognizes that some or all of the Privileged Work Product may have been prepared in anticipation of litigation and that IBM is performing the Covered Services in respect of Privileged Work Product as an agent of the AMO Entities, and that all matter related thereto may be protected from disclosure by Rule 26 of the United States Federal Rules of Civil Procedure (or any similar law in other local jurisdictions). Should IBM ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, IBM shall immediately notify AMO and take such reasonable actions as may be specified by AMO to resist providing such access, and AMO shall have the right to require IBM to retain mutually accepted counsel to so represent IBM, provided that AMO shall reimburse IBM for reasonable attorneys’ fees and expenses incurred in resisting such access.

21.03 Unauthorized Acts.

Without limiting either Party’s rights in respect of a breach of this Article, each Party shall:

(1)	promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(2)	promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and reasonably assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information and, if the unauthorized possession, use or knowledge is by a person or entity other than an employee, director, representative, agent or subcontractor of such Party, at the expense of the other Party;

(3)	reasonably cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights and, if the unauthorized possession, use or knowledge is by a person or entity other than an employee, director, representative, agent or subcontractor of such Party, at the expense of the other Party; and

(4)	if the unauthorized possession, use or knowledge is by an employee, director, representative, agent or subcontractor of such Party, promptly use commercially reasonable efforts to (and, generally with respect to all others, use commercially reasonable efforts to) prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

ARTICLE XXII

REPRESENTATIONS AND WARRANTIES

22.01 By AMO.

AMO represents and warrants that:

(1)	AMO is a corporation, validly existing and in good standing under the laws of Delaware;

(2)	AMO has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	AMO is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on AMO’s ability to fulfill its obligations under this Agreement;

(4)	the execution, delivery and performance of this Agreement has been duly authorized by AMO;

(5)	AMO is in compliance with all applicable Federal, state, local or other laws and regulations applicable to AMO in connection with its obligations under this Agreement and has obtained all applicable permits, licenses and Governmental Approvals required of AMO in connection with its obligations under this Agreement; and

(6)	there is no outstanding litigation, arbitrated matter or other dispute to which AMO is a party which, if decided unfavorably to AMO, would reasonably be expected to have a potential or actual material adverse effect on AMO’s or IBM’s ability to fulfill its respective obligations under this Agreement.

22.02 By IBM.

IBM represents and warrants that:

(1)	IBM is a corporation duly organized, validly existing and in good standing under the laws of New York;

(2)	IBM has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	IBM is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on IBM’s ability to fulfill its obligations under this Agreement;

(4)	the execution, delivery and performance of this Agreement has been duly authorized by IBM;

(5)	IBM is in compliance with all applicable Federal, state, local or other laws and regulations applicable to IBM as an information technology services provider and has obtained all applicable permits, licenses and IBM Government Approvals required of IBM in connection with its obligations under this Agreement;

(6)	there is no outstanding litigation, arbitrated matter or other dispute to which IBM is a party which, if decided unfavorably to IBM, would reasonably be expected to have a potential or actual material adverse effect on AMO’s or IBM’s ability to fulfill its respective obligations under this Agreement;

(7)	the IBM Proprietary Software does not infringe upon the proprietary rights of any third party, and IBM has obtained and will obtain all rights necessary to grant in full the licenses to the IBM Software and Tools granted by IBM under this Agreement without any additional consideration, and to permit the AMO Entities and Authorized Users to use any and all of the Covered Services provided however that the sole remedy for this warranty is the indemnity provision in Section 27.02 and Section 27.03; and

(8)	All Project Staff or any other individuals who will perform any portion of the Covered Services shall be trained and certified (and shall maintain any additional training and certification requirements during the term of this Agreement) in accordance with industry standards for persons providing such services.

22.03 Disclaimer.

EXCEPT AS SPECIFIED IN SECTION 22.01 AND SECTION 22.02, NEITHER AMO, THE AMO ENTITIES NOR IBM MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES, THE TERMINATION ASSISTANCE SERVICES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

IBM does not warrant uninterrupted or error-free operation of Equipment or Software or that it will find or correct all defects. IBM is not responsible for the integrity of data transmitted over public communications lines. IBM does not warrant the accuracy of any advice, report, data or other product delivered to AMO. IBM is not responsible for loss of records or data, except as expressly stated in Section 15.02.

ARTICLE XXIII

ADDITIONAL COVENANTS

23.01 By AMO.

AMO covenants and agrees with IBM that during the Term and the Termination Assistance Period:

(1)	AMO shall comply with all applicable Federal, state, local or other laws and regulations applicable to AMO in connection with its obligations under this Agreement and shall obtain all applicable permits and governmental licenses required of AMO in connection with its obligations under this Agreement.

23.02 By IBM.

IBM covenants and agrees with AMO that during the Term and the Termination Assistance Period:

(1)	IBM shall comply with all applicable Federal, state, local or other laws and regulations applicable to IBM as an information technology services provider and shall obtain all applicable permits and governmental licenses required of IBM in connection with its obligations under this Agreement;

(2)	None of the IBM Proprietary Software, the Developed Software, the Work Product, or other items created by, or on behalf of, IBM and furnished to AMO hereunder will infringe upon the proprietary rights of any third party (except such infringements as may result from modifications by AMO or AMO Agents); provided, however, that the sole remedy for breach of this covenant is the indemnification obligations in Section 27.02 and Section 27.03;

(3)	IBM and IBM Staff will use commercially reasonable efforts to not code or knowingly or negligently introduce viruses or similar items into any of the Systems. IBM agrees that, in the event a virus or similar item is found to have been introduced into any of the Systems by IBM, IBM shall use its commercially reasonable efforts at no additional charge to assist AMO in correcting and reducing the effects of the virus or similar item and, if the virus or similar item causes a loss of operational efficiency or loss of data, to assist AMO to the same extent to mitigate and restore such losses; the foregoing, coupled with Section 15.02, states IBM’s sole and exclusive remedy with regard to viruses;

(4)	Without the consent of AMO, IBM and/or IBM Staff (i) shall not insert into the Software used to provide the Covered Services any code that would have the effect or ability of disabling or otherwise shutting down all or any portion of the Covered Services, other than code which is inserted into commercially available products to ensure that the purchaser or licensee uses the product in accordance with the license agreement, and (ii) with respect to any disabling code that may be part of the Software used to provide the Covered Services, IBM and/or IBM Staff shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement, without AMO’s consent; and

(5)	The Covered Services shall be provided in conformity with the Service Levels set forth in the SOW; provided, however, that the sole remedy for breach of this covenant is the Service Level Credits set forth in Schedule B (Service Levels).

(6)	The Systems and the Covered Services shall conform to the Transition Acceptance Criteria and shall operate in conformity therewith.

(7)

the IBM Provided Systems shall be maintained in accordance with the specifications of the respective vendors of the hardware and software components thereof, and IBM shall, at no additional charge to AMO, keep all IBM Provided Systems properly maintained and current relative to the software and hardware maintenance recommendations of the respective vendors, including any engineering changes and software enhancements or updates and revisions to correct errors in the components of the IBM Provided Systems provided or recommended by such vendors.

(8)	the Covered Services shall be rendered in a professional and workmanlike manner in accordance with the requirements of the SOW and the Service Levels and in accordance with the generally accepted best practices used in well managed operations performing services similar to the Services, provided, however, to the extent that a Service Level defines the required level of IBM’s performance for any portion of the Covered Services, this Section shall not impose upon IBM an obligation to perform at a level higher than such Service Level.

ARTICLE XXIV

DISPUTE RESOLUTION

24.01 Steering Committee Resolution of Disputes.

Except as provided in Section 24.04, the Steering Committee members shall attempt within ten (10) days after the date (the “Issue Date”) an issue is presented in writing by one Party to the other, in good faith to resolve any dispute, controversy or claim related to this Agreement, including any dispute over the breach, interpretation, or validity, but not the termination, of this Agreement.

24.02 Executive Level Resolution.

If the Steering Committee cannot so resolve any such dispute referred to in Section 24.01 within such ten (10) day period, or if there is a dispute over termination, AMO and IBM shall attempt to resolve the dispute through the personal interaction of the Chief Financial Officer of AMO and IBM’s Partnership Executive Program senior executive responsible for the long-term relationship between IBM and AMO. If either Party has reorganized its company at the time the dispute arises, such that either of the positions described above does not exist any longer, the individual dedicated to the dispute resolution effort shall be of equivalent rank and stature to the person who would have been dedicated, had there been no reorganization. The Parties shall have an additional twenty (20) days from the Issue Date to resolve the dispute through executive interaction if the dispute was considered by the Steering Committee and not resolved.

24.03 Mediation of Disputes.

(a)	Except as provided in Section 24.04, if any Disputes arising between any of the Parties hereto in connection with this Agreement (including regarding its existence, validity or termination) cannot be resolved under Sections 24.01 and 24.02 within thirty (30) days from the Issue Date, such Disputes may be referred for non-binding mediation.

(b)	Neither the existence of any dispute, controversy or claim nor the fact that mediation is pending thereunder shall relieve any Party of its respective obligations under this Agreement.

24.04 Exceptions

Neither Party will be required to mediate any dispute relating to actual or threatened (i) unauthorized disclosure of a Party’s Confidential Information or (ii) violation of a Party’s proprietary rights. Either Party will be entitled to seek in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which mediation is not required hereunder.

24.05 Continuity of Services.

In the event of a dispute between IBM and AMO, IBM shall, subject to Section 19.02(4), continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with its provisions, provided, however, that AMO is in compliance with the terms of Section 19.03 (Disputed Charges/Credits).

ARTICLE XXV

TERMINATION

25.01 Termination by AMO

AMO may terminate the Agreement, or, as specified below, any Services Tower, for any of the following reasons:

(1)	Termination for Convenience.

AMO may terminate this Agreement, or any Services Tower, for convenience at any time by giving IBM written notice of the termination at least *** prior to the termination date specified in the notice. If AMO terminates a Services Tower, then the Annual Services Charges shall be adjusted by an amount as set forth in Schedule C (Charges).

(2)	Termination due to Change in Control of AMO.

In the event of a Change in Control of AMO, AMO may terminate this Agreement by giving IBM notice of the termination at least *** prior to the termination date specified in the notice. IBM, however, may not terminate this Agreement due to a Change in Control of AMO or any AMO Entity.

(3)	Termination due to Change in Control of IBM.

In the event of a Change in Control of IBM, AMO may terminate this Agreement by giving IBM written notice of the termination at least *** prior to the termination date specified in the notice.

(4)	AMO’s Termination Rights for Cause.

Subject to the provisions of Section 17.1, if IBM: (a) defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within thirty (30) days of receipt (the “Default Cure Period”) of a notice of default specifying the nature of the default (the “Default Notice”), provided that if such breach is not capable of being cured within the Default Cure Period and IBM is using its commercially reasonable best efforts to cure, IBM shall have an additional thirty (30) days to cure, or (b) commits numerous breaches of its duties hereunder, which in the aggregate become material even if such breaches are not themselves material, and such breaches are not cured within the Default Cure Period following a Default Notice; AMO may, by giving notice to IBM, terminate this Agreement in whole, or any affected Services Tower, as of the termination date specified in the Default Notice. If AMO terminates any Services Tower of the Covered Services pursuant to this Section, then the Annual Services Charges shall be adjusted by an amount set forth in Schedule C (Charges).

(5)	Termination for Transition Services Defaults

AMO may terminate the Agreement, or any affected Services Tower, in the event of a Transition Services Default, provided that such failure is not the result of a failure by AMO, or an AMO Agent, to perform its dependencies as set forth in the Transition Plan with respect to such Transition Deliverable or Transition Milestone, upon ten (10) days prior written notice to IBM given within thirty (30) days after the occurrence of such failure and, in any case, prior to the Transition Date (as such date may be extended by agreement of the Parties); and provided, however, that IBM shall have a minimum of fifteen (15) days to cure such failure.

(6)	Termination Due to a Service Level Termination Event

AMO may terminate this Agreement, or any affected Services Tower, due to the occurrence of a Service Level Termination Event, upon ninety (90) days prior written notice to IBM given not later than 180 days after the occurrence of such Service Level Termination Event.

(7)	Termination Due to Force Majeure Failure

AMO may terminate this Agreement, or any affected Services Tower, under the circumstances set forth in Section 17.02 (Alternate Source).

25.02 Termination by IBM

IBM may terminate this Agreement, or, as specified below, any Services Tower, for any of the following reasons:

(1)	IBM’s Termination Rights for Cause.

IBM may terminate this Agreement immediately if AMO fails to pay to IBM when due under this Agreement any amounts other than as permitted pursuant to Section 19.03 (Disputed Charges/Credits) and such failure remains uncured for a period of ten (10) days after sending AMO a Default Notice thereof.

(2)	Termination Due to Force Majeure Failure

IBM may terminate this Agreement, or any affected Services Tower, under the circumstances set forth in Section 17.02 (Alternate Source).

25.03 Termination for Insolvency.

Either Party may terminate this Agreement upon written notice to the other Party if the other Party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it and such petition or proceeding is not terminated or dismissed within sixty (60) days of such filing, or admits in writing its inability to pay its debts as they mature, or if a receiver is appointed for a substantial part of its assets.

25.04 Termination Charges / Wind-Down Costs

(1)	Upon Termination by AMO

(a)	In the event of a termination by AMO pursuant to Section 25.01(1) for convenience, Section 25.01(2) for Change in Control of AMO, or Section 25.01(3) for Change in Control of IBM, AMO shall pay IBM the applicable Termination Fee and Wind-Down Costs.

(b)	In the event of a termination by AMO pursuant to, Section 25.01(7) for a Force Majeure failure, AMO shall pay IBM Wind-Down Costs excluding any amounts related to Equipment and Software that are rendered unusable, but will not be responsible for a Termination Fee.

(c)	In the event of a termination by AMO pursuant to Section 25.01(4) for cause, Section 25.01(5) for a Transition Services Default, or Section 25.01(6) for a Service Level Termination Event, AMO will not be responsible for payment of a Termination Fee or Wind-Down Costs.

(2)	Upon Termination by IBM

In the event of a termination by IBM pursuant to Section 25.02, IBM may seek all remedies available to IBM under law and in equity, except as limited by the terms of this Agreement.

ARTICLE XXVI

TERMINATION ASSISTANCE

26.01 Termination Assistance Services.

Upon AMO’s request, and regardless of the reason for the full or partial termination or expiration of this Agreement, IBM shall during the Termination Assistance Period, provide the Termination Assistance Services based on the Annual Services Charges (and the charges agreed to in writing for any Out of Scope Services) being paid by AMO at the time of such termination or expiration. If termination is by IBM in accordance with Section 25.06, then Termination Assistance Services will be provided upon payment in advance by AMO for such services. IBM’s quality and level of performance during the Termination Assistance Period shall not be degraded and, at AMO’s request, Termination Assistance Services shall be provided either to AMO or to another supplier of AMO’s choosing; provided, however, that IBM is not obligated to provide Termination Assistance Services if such Services will unreasonably and materially interfere with IBM’s ability to perform the Covered Services (unless AMO provides IBM in advance the appropriate written relief from any Covered Service or Service Level commitments). After the expiration of the Termination Assistance Period and for a period of *** thereafter, IBM shall (1) be reasonably available to answer questions from AMO regarding the Services on an “as needed” basis at IBM’s then standard billing rates, (2) deliver to AMO any remaining AMO-owned reports and documentation still in IBM’s possession, and (3) deliver to AMO, at no additional cost to AMO, a copy of the in-use version and release of the AMO Software. IBM’s assistance after the expiration of the Termination Assistance Period shall include, but not be limited to, consulting services, software configuration and reviewing all supported Application and System Software with a new service provider. In the event that AMO has selected or is contemplating the selection at a new party to provide the services contemplated under this Agreement, IBM shall provide the Termination Assistance Services to such party or parties as identified by AMO.

In all instances, to the extent IBM is utilizing agents and/or authorized subcontractors to provide the Covered Services, IBM shall ensure that such agents and/or subcontractors continue to provide the Covered Services at the same quality level during the Termination Assistance Period as provided during the Term.

26.02 Exit Rights.

Upon the End Date:

(1)	The rights granted to IBM and IBM Staff in Section 14.01 shall immediately terminate and IBM shall, and shall cause IBM Staff to, (i) deliver to AMO, at no cost to AMO, a current copy of the AMO Software in the form in use as of the End Date and (ii) destroy or erase all other copies of the AMO Software in IBM’s or IBM Staff’ possession. IBM shall, upon AMO’s request, certify to AMO that all such copies have been destroyed or erased.

(2)	Each Party shall, and shall cause its employees, agents, subcontractors, directors and representatives to deliver to the other Party, at no cost to the other Party, all

Confidential Information of the other Party, including in the case of AMO the AMO Data, and any copies thereof and all other copies of the other Party’s Confidential Information in such Party’s or its employees’, agents’, subcontractors’, directors’ or representatives’ possession. Each Party shall, upon the other Party’s request, certify to the other Party that all such Confidential Information and any copies thereof have been destroyed or returned. If requested by AMO, IBM shall deliver the AMO Data in a non-proprietary format of AMO’s designation, and AMO shall reimburse IBM for the mutually agreed costs, if any, reasonably incurred by IBM to accomplish the foregoing formatting.

(3)	IBM shall (i) deliver to AMO a copy of all of the (x) Developed AMO Software and (y) Work Product, in the form in use as of the End Date, and (ii) destroy or erase all other copies of the Developed AMO Software and the Work Product in IBM’s possession.

(4)	Upon AMO’s request, with respect to (i) any agreements for maintenance, disaster recovery services or other necessary third party services dedicated solely to AMO being used by IBM or IBM Staff to provide the Services as of the End Date (to the extent permitted therein) and (ii) any other contracts or agreements dedicated solely to AMO and used by IBM to supply the Services, to the extent permitted therein, IBM shall, and shall cause IBM Staff to, transfer or assign such agreements (or the applicable portions thereof) to AMO or its designee, at AMO’s expense, on terms and conditions acceptable to all applicable parties.

(5)	Upon AMO’s request, IBM shall sell to AMO or its designee (i) the IBM Equipment dedicated solely to AMO’s use and being used by IBM or IBM Staff to perform the Services as of the End Date; and (ii) any assets transferred by AMO to IBM or IBM Staff, all free and clear of all liens, security interests or other encumbrances, ***.

(6)	AMO shall have the right but not the obligation to assume contracts, or the applicable portions thereof, (to the extent permitted therein) for any Covered Services provided by third parties for IBM (including IBM Third Party Software) that are dedicated solely to AMO’s use and used by IBM to provide Covered Services to AMO.

(7)	AMO shall have the right but not the obligation to assume IBM’s leases (to the extent permitted therein) for any Equipment dedicated solely to AMO’s use and used by IBM to provide the Covered Services.

(8)	IBM shall perform an orderly turnover and assistance with all necessary non-proprietary data and work processes used or collected by IBM in its provision of Covered Services to AMO.

(9)	With respect to the agreements, contracts, and leases mentioned in items (4), (6) and (7), IBM shall use commercially reasonable efforts to obtain the right to assign to AMO such agreements, contracts, and leases (or the applicable portions thereof).

ARTICLE XXVII

INDEMNITIES

27.01 Indemnity by AMO.

AMO shall defend IBM against and indemnify and hold harmless IBM from and against, any Losses and Judgments arising out of or relating to any third party Claim:

(1)	That the AMO Proprietary Software or any other materials or items created by, or on behalf of (except as created by IBM or any IBM Staff), AMO and provided to IBM hereunder infringes upon the proprietary rights of any third party, except to the extent, and only to the extent, that such infringement is caused by (a) IBM or IBM Staff’ misuse or modification thereof; (b) IBM or IBM Staff’ failure to use corrections or modifications thereof provided by the AMO Entities or AMO Agents; (c) IBM or IBM Staff’ use thereof in combination with any product or information not furnished by the AMO Entities or AMO Agents or (d) written information, directions, specifications or materials provided by IBM or IBM Staff.

(2)	Relating to any amounts, including taxes, interest and penalties, assessed against IBM that are the obligation of AMO pursuant to Article 18.

(3)	Relating to personal injury (including death) or tangible property damage resulting from AMO’s or AMO Agent’s acts or omissions for which AMO or AMO Agents are legally liable, except to the extent attributable to the acts or omissions of IBM or IBM Staff.

(4)	Relating to AMO’s failure to obtain and maintain all Governmental Approvals specifically relating to AMO Entities’ receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

(5)	Relating to (a) a violation of Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons by AMO, including unlawful discrimination or (b) claims of an employee of AMO for wages or benefits.

(6)	Relating to testing the security risks, exposures and vulnerabilities of the IP addresses AMO provides to IBM; providing the results of such testing to AMO; or AMO’s use or disclosure of such results.

27.02 Indemnity by IBM.

IBM shall defend AMO and the AMO Controlled Affiliates against and indemnify and hold harmless AMO and the AMO Controlled Affiliates from and against, Losses and Judgments arising out of or relating to any third party Claim:

(1)	That the Tools, the Developed Software, the Work Product, the IBM Proprietary Software, any enhancements or modifications to the AMO Software performed by IBM or IBM Staff or any other resources or items (other than non-IBM resources or items) provided to the AMO Entities by IBM or IBM Staff infringe upon the copyright, patent, trademark, or trade secret rights of any third party except to the extent, and only to the extent, that such infringement is caused by (a) AMO, the AMO Entities’ or AMO Agents’ misuse or modification thereof (b) AMO, the AMO Entities’ or AMO Agents’ failure to use corrections or modifications thereof provided by IBM or IBM Staff, (c) written information, directions, specifications or materials provided by AMO, the AMO Entities or AMO Agents, (d) AMO’s combination(s) of such resources or items with products, data or apparatus not provided by IBM, (e) use of such resources or items, by the AMO Entities and AMO Agents, in other than their specified operating environment, or (f) the distribution, operation or use of such resources or items, by the AMO Entities and AMO Agents, for the benefit of a third party outside AMO’s enterprise, except as specifically contemplated by this Agreement.

(2)	Relating to IBM’s or a IBM Agent’s failure to obtain or maintain the IBM Governmental Approvals.

(3)	Relating to (a) a violation of applicable Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons by IBM or IBM Staff, including unlawful discrimination, except to the extent caused by the tortious or unlawful conduct of AMO, or (b) claims of an employee of IBM or any IBM Staff for wages or benefits in connection with the performance of any of the Covered Services.

(4)	Relating to any amounts, including taxes, interest and penalties, assessed against the AMO Entities that are the obligation of IBM or IBM Staff pursuant to Article 18.

(5)	Relating to personal injury (including death) or tangible property damage resulting from IBM’s or any IBM Staff’s acts or omissions for which IBM or IBM Staff is legally liable, except to the extent attributable to the acts or omissions of an AMO Entity or AMO Agent.

(6)	Subject to Section 27.01(2), relating to any liabilities or expenses connected with IBM’s breach of its contracts with third parties by failure to promptly pay for any and all services, materials, equipment or labor provided by such third parties and used by IBM in providing the Covered Services.

(7)	Relating to any misappropriation by IBM or any IBM Staff of AMO Data.

27.03 Obligation to Replace.

In addition to the obligations of Section 27.02, in the event that the AMO Entities’ use of the Developed Software, the Work Product, the IBM Software, any enhancements or modifications to the AMO Software performed by IBM or IBM Staff or any other materials or items provided to the AMO Entities by IBM or IBM Staff (each, as applicable, the “Indemnified Component”; collectively, the “Indemnified Components”) (1) infringes upon the copyright, patent, trademark or trade secret rights of any third party or (2) is enjoined or any AMO Entity’s use of any of the Covered Services is enjoined due to any such Indemnified Component, IBM shall, within thirty (30) days after notification such infringement or order, and at IBM’s own cost and expense and in such a manner as to minimize disturbance to AMO business activities:

(1)	obtain for the AMO Entities the right to continue using the Indemnified Component;

(2)	modify the Indemnified Component so that it is not longer infringing (provided that such modification will not substantially degrade the performance or quality of the affected component of the Covered Services);

(3)	replace the Indemnified Component with a non-infringing functional equivalent; or

(4)	if none of the foregoing can be accomplished by IBM with commercially reasonable efforts, and only in such event, then remove the item from the Covered Services, in which case IBM’s charges shall be equitably adjusted to reflect such removal.

27.04 Indemnification Procedures.

If any third party Claim is commenced against a Party entitled to indemnification under any section of this Agreement (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party shall acknowledge that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party and an obligation to cease using the infringing items shall be entered into without the prior consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim.

ARTICLE XXVIII

DAMAGES

28.01 Direct Damages.

Subject to Section 28.03 below, regardless of the basis of any claim (whether an action in contract or tort), each of the Parties shall be liable to the other, for any direct damages arising out of or relating to its performance or failure to perform under this Agreement in an aggregate amount not to exceed ***.

28.02 Consequential Damages.

Subject to Section 28.03 below, neither Party shall be liable for, nor will the measure of damages include, any indirect, incidental, punitive, special exemplary, or consequential damages arising out of or relating to its performance or failure to perform under this Agreement, whether in an action in contract or tort and even if such Party has been advised of the possibility of such damages.

28.03 Limitation on Liability.

(1)	In connection with *** the limitations set forth in Section 28.01 shall not apply.

(2)	IBM’s total aggregate limitation of liability together under this Article 28 shall not in total exceed ***. AMO’s total aggregate limitation of liability together under this Article 28 shall not in total exceed *** plus the amount of any unpaid Charges owed to IBM by AMO hereunder.

ARTICLE XXIX

INSURANCE

29.01 Insurance.

(1)	Without in any way limiting or expanding IBM’s liability pursuant to Section 27.02 and/or Article XXVIII (DAMAGES), IBM, during the Term, shall maintain the following insurance and all insurance that may be required under the applicable laws, ordinances and regulations of any governmental authority with financially sound companies:

(a)	Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable law or otherwise, including insurance covering liability under the Longshore’s and Harbor Workers’ Act, the Jones Act and the Outer Continental Shelf Lands Act, if applicable.

(b)	Commercial General Liability Insurance including the following coverages:

Product and Completed Operations Liability; and

Broad Form Property Damage Liability.

The limit of liability of such insurance shall not be less than $5 Million U.S. Dollars combined single limit per occurrence as respects bodily injury and property damage.

(c)	Automobile Bodily Injury and Property Damage Liability Insurance, such insurance to extend to owned, non-owned, and hired automobiles used in the performance of this Agreement. The limits of liability of such insurance shall not be less than $2 Million U.S. Dollars combined single limit per occurrence as respects bodily injury and property damage.

(2)	The insurance specified in this Article shall include AMO as an additional insured with respect to operations performed under this Agreement. Any cancellation or material alteration of the aforesaid shall not relieve IBM of its continuing obligation to maintain insurance coverage in accordance with this Article.

(3)	Pursuant to a request by AMO, IBM shall provide AMO with certificates of the insurance coverages and endorsements set forth in this Section.

(4)	Without in any way limiting IBM’s liability pursuant to Article 28.02, IBM make commercially reasonable efforts to ensure that Subcontractors obtain the insurance coverages and endorsements set forth in this Section, excepting that both the AMO Entities and IBM shall be named as additional insureds therein.

(5)	IBM shall supply evidence of Professional Liability (E&O Insurance) of not less than $5 Million U.S. Dollars.

(6)	IBM shall include AMO as an additional insured on its General Liability policy.

29.02 Risk of Loss.

IBM is responsible for the risk of loss of, or damage to, any property of the AMO Entities at a Designated IBM Service Location or an Additional Designated IBM Service Location, except to the extent such loss or damage was caused by the acts or omissions of the AMO Entities or an Agent of the AMO Entities. AMO is responsible for the risk of loss of, or damage to, any property of IBM at an AMO Service Location, except to the extent such loss or damage was caused by the acts or omissions of IBM or an IBM Staff.

ARTICLE XXX

MISCELLANEOUS PROVISIONS

30.01 Assignment.

(1)	Neither Party shall, without the consent of the other Party, assign this Agreement, except that (a) AMO may assign this Agreement to an AMO Controlled Affiliate or pursuant to a reorganization or Change in Control of AMO without such consent and (b) IBM may assign this Agreement without such consent to a wholly owned subsidiary of IBM provided that such assignee expressly assumes in writing all of IBM’s obligations hereunder (including, without limitation, IBM’s obligations with respect to the then-current Project Staff). Upon AMO’s assignment of this Agreement to an AMO Controlled Affiliate or pursuant to a reorganization or Change in Control of AMO, AMO shall be released from any obligation or liability under this Agreement, provided that such assignee expressly assumes AMO’s obligations hereunder and subject to receipt by IBM of assurances that are reasonably satisfactory to IBM of the financial standing and credit worthiness of such AMO Controlled Affiliate. The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void.

(2)	In the event that AMO divests an entity or business unit of AMO, IBM shall, for a period of up to *** from the effective date of such divestiture, at AMO’s request, continue to provide the Covered Services to such divested AMO entity or business unit at the Charges then in effect, subject to receipt by IBM of assurances that are reasonably satisfactory to IBM of the financial standing and creditworthiness of such divested AMO entity or business unit. Upon AMO’s election to have IBM continue to provide the Covered Services to such divested AMO entity or business unit at the Charges then in effect, AMO shall be released from any obligation or liability under this Agreement with respect to the portion of the Covered Services provided to such divested entity or business unit, provided that such divested entity or business unit of AMO expressly assumes AMO’s obligations hereunder with respect thereto.

30.02 Nonperformance

Notwithstanding anything to the contrary in the Agreement, if and to the extent that either Party fails to perform any of its obligations under this Agreement due to (a) the other Party’s failure to perform any of its obligations under this Agreement, (b) the actions of the other Party’s Affiliates or agents (i.e., AMO Agents or IBM Agents, as applicable) or vendors, or (c) in the case of IBM, AMO’s direction to allocate IBM Staff to perform the Covered Services other than as directed by IBM (provided that IBM notified the AMO Manager of such adverse impact and AMO continued to direct such allocation), and such Party provides the other Party reasonable notice of such nonperformance and uses commercially reasonable efforts to perform notwithstanding the events described in clauses (a)-(c) of this Section, then such Party shall be excused from such nonperformance.

30.03 Notices.

Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below or delivered by hand to the address specified below. A copy of any such notice shall also be sent by overnight express mail on the date such notice is transmitted by telecopy to the addresses specified below:

In the case of AMO:

1700 East St Andrews Place

Santa Ana, CA 92614

Attention: CIO

Telecopy No.: ***

With a copy to:

Aimee Weisner, Esq.

General Counsel

Telecopy No.: ***

In the case of IBM:

IBM Corporation

600 Anton Blvd

Costa Mesa, CA 92626

Attention: AMO Project Executive

Telecopy No.: ***

With a copy to:

IBM Corporation

Maildrop 4210

294 Route 100

Somers, NY 10589

Attention: Associate General Counsel, IGS Americas

Telecopy No: ***

Either Party may change its address or telecopy number for notification purposes by giving the other Party ten (10) days’ notice of the new address or telecopy number and the date upon which it will become effective.

30.04 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

30.05 Consents, Approvals and Requests.

Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement. Except as specifically set forth in this Agreement or in a signed writing between the Parties, all consents and approvals to be given by either Party under this Agreement shall be effective only if made in a writing signed by the Party giving the consent or approval.

30.06 Severability.

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

30.07 Waivers.

No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

30.08 Publicity.

Each Party shall (1) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s name or mark is mentioned or which contains language from which the connection of said name or mark may be inferred or implied and (2) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party’s prior written consent.

30.09 Entire Agreement.

This Agreement and the schedules and exhibits identified in this Agreement (which are hereby incorporated by reference) represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter. Notwithstanding anything else herein, in the event of any conflict between any term, condition or provision of this Agreement and any schedule or exhibit, the terms, conditions and provisions of this Agreement shall prevail.

30.10 Amendments.

No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.

30.11 Survival.

The terms of Sections 11.01(3), 12.06, 15.01, 18.03, 18.04, 18.06, 18.09, 19.02, 20.04 (for a period of one year after the End Date), 20.05 (for a period of one year after the End Date) and Articles 7, 14 (for the period and to the extent set forth therein), 21, 23 (to the extent set forth therein), 24, 25, 26, 27, 28 and 30, together with those other provisions by their terms or purpose are intended to survive the expiration or earlier termination, shall survive the expiration or termination of this Agreement.

30.12 Third Party Beneficiaries.

(1)	Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

(2)	Any AMO Entity other than AMO, and any divested entities and operations as permitted in this Agreement shall communicate and interact with IBM, and bring all actions, claims, demands (including actions for injunctive relief) and other disputes with respect to IBM, this Agreement and the Covered Services, through AMO acting in its individual capacity and/or as agent of the aggrieved Person and/or such divested entities and operations. IBM’s Affiliates shall communicate and interact with AMO, and bring all actions, claims, demands (including actions for injunctive relief) and other disputes with respect to AMO, this Agreement and the Covered Services, through IBM acting in its individual capacity and/or as agent of the aggrieved Person. Notwithstanding the foregoing, any such Person shall be considered a third party beneficiary of this Agreement, and may take any action necessary to enforce directly its rights under this Agreement (i) in any instance in which the action, claim or demand could have been appropriately brought by IBM or AMO under this Agreement, but for procedural or other administrative reasons must be brought, filed or otherwise made in the name of such third party beneficiary or; (ii) in any instance where the third party beneficiary is seeking on its own behalf to enforce the indemnification obligations of a Party pursuant to Article XXVII (INDEMNITIES). For the avoidance of doubt, in no event shall this Section be interpreted to expand a Party’s liability or obligations or waive any defense a Party may otherwise assert under the other provisions of the Agreement.

30.13 Governing Law.

This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles of conflicts of laws.

30.14 Sole and Exclusive Venue.

Subject to Section 24.04, each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Central District of California or in the state courts of the State of California located in Orange County, California, and irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the such courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party; provided, however, that this Section shall not prevent a Party against whom any legal action, suit or proceeding is brought by the other Party in the state courts of the State of California from seeking to remove such legal action, suit or proceeding, pursuant to applicable Federal law, to the district court of the United States for the district and division embracing the place where the action is pending in the state courts of the State of California, and in the event an action is so removed each Party irrevocably accepts and submits to the jurisdiction of the aforesaid district court. Each Party hereto further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to such Party at its address designated pursuant to this Agreement, with such service of process to become effective thirty (30) days after such mailing.

30.15 Covenant of Further Assurances.

AMO and IBM covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of AMO and IBM shall execute and deliver any further legal instruments that are or may become necessary to effectuate the purposes of this Agreement.

30.16 Negotiated Terms.

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

30.17 Export.

AMO and IBM shall not knowingly export or re-export any personal computer system, hardware, software, technical data or sub-elements under this Agreement, directly or indirectly, to any destinations prohibited by the U.S. Government. The term “technical data” in this context, means such data as is defined as technical data by applicable U.S. export regulations.

30.18 Federal Regulations; California Regulations.

(1)	IBM also agrees and covenants that none of its employees, or employees of its Subcontractors, who provide Covered Services to the AMO Entities pursuant to this Agreement in the United States are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.

(2)	“Segregated Facilities”, as used in this provision, means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicitly directive or are in fact segregated on the basis of race, color, religion or national origin because of habit, local custom or otherwise.

(3)	IBM certifies that it does not and will not maintain or provide for its employees any Segregated Facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where Segregated Facilities are maintained. IBM understands and agrees that maintaining or providing Segregated Facilities for its employees or permitting its employees to perform their services at any locations under its control where Segregated Facilities are maintained is a violation of the Equal Opportunity Clause contained at 48 C.F.R. Section 52.222.26.

(4)	The following applies to any person who engages in the business, or acts in the capacity, of a contractor under California Bus. & Prof Code Section 7026:

Contractors are required by law to be licensed and regulated by the Contractors’ State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within 10 years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Registrar, Contractors’ State License Board, P.O. Box 26000, Sacramento, California 95826.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Each of AMO and IBM has caused this Agreement to be signed and delivered by its duly authorized representative.

ADVANCED MEDICAL OPTICS, INC. (“AMO”)

By:	/s/ Richard A. Meier
Name:	Richard A. Meier
Title:	COO & CFO

Date:	6/26/07

INTERNATIONAL BUSINESS MACHINES CORPORATION (“IBM”)

By:	/s/ Bruce Kroyer
Name:	Bruce Kroyer
Title:	Business Development Executive

Date:	6/27/07